Exhibit 2.1

COMBINATION AGREEMENT

by and among

PARTHUS TECHNOLOGIES PLC,

DSP GROUP, INC.

and

CEVA, INC.

Dated as of April 4, 2002

i

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(c)
Affiliate	Section 3.2(b)
Affiliated Group	Section 3.7(a)(iii)
Affiliated Group Tax Return	Section 3.7(a)(iv)
Affiliated Period	Section 3.7(a)(v)
Agent	Section 2.2
Agent Agreement	Section 2.2
Agreement	Preamble
Allotment Fund	Section 2.2
Antitrust Laws	Section 6.12(b)
Antitrust Order	Section 6.12(b)
CAO	Section 3.4(c)
Capital Reduction	Preamble
Capital Repayment	Preamble
Cash Amount	Section 2.3(a)
Chicory Agreement	Section 1.1(d)
Chicory Earn-Out Shares	Section 1.1(d)
Code	Section 2.3(h)
Combination	Preamble
Confidentiality Agreement	Section 5.3
Ceva	Preamble
Ceva Balance Sheet	Section 4.5
Ceva Balance Sheet Date	Section 4.5
Ceva Board	Preamble
Ceva Business	Preamble
Ceva Cash Payment	Preamble
Ceva Common Stock	Preamble
Ceva Contribution	Preamble
Ceva Disclosure Schedule	Article IV
Ceva Distribution	Preamble
Ceva Distribution Date	Section 4.2(c)
Ceva Employee Benefit Plans	Section 4.14(a)
Ceva Insurance Policies	Section 4.18
Ceva Intellectual Property	Section 4.10(b)
Ceva Leases	Section 4.9(b)
Ceva Material Adverse Effect	Section 4.1(a)
Ceva Material Contracts	Section 4.11(a)
Ceva Option Shares	Section 4.2 (c)
Ceva Pension Schemes	Section 4.14(a)
Ceva Preferred	Section 4.2(b)
Ceva Permits	Section 4.16

Terms	Cross Reference in Agreement
Ceva Spinoff	Preamble
Ceva Stock Options	Preamble
Ceva Stock Plans	Section 4.2(c)
Ceva Subsidiaries	Section 4.1(a)
Ceva Third-Party Intellectual Property	Section 4.10(b)
Court Meeting	Section 6.4(a)
Deposit Agreement	Section 2.1
Depositary	Section 2.1
DGCL	Section 4.2(d)
DSP Group	Preamble
DSP Group Board	Preamble
DSP Group Common Stock	Preamble
DSP Group Permitted Acquisitions	Section 5.2(d)
DSP Group Record Date	Section 6.6(b)
DSP Group SEC Reports	Section 4.4
DSP Group Stockholders	Preamble
Effective Date	Section 6.7(e)
Effective Time	Exhibit A
EGM	Section 6.4(a)
Environmental Law	Section 3.12(b)
ERISA	Section 3.13(f)
Exchange Act	Section 3.4(a)
Filing	Section 6.7(e)
Final Court Orders	Section 6.7(d)
Financial Statements	Section 4.5
Form 10	Section 6.3(a)
Fractional Amount	Section 2.3(d)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.12(b)
High Court	Preamble
Indemnified Parties	Section 6.17
Information Statement	Section 6.3(a)
Intellectual Property	Section 3.9(a)
Irish Companies Act	Preamble
Irish Control Act	Section 3.3(a)
Irish Takeover Rules	Section 6.1(b)
Irrevocable Undertaking	Section 7.1
IRS	Section 6.27
Israeli Tax Confirmation	Section 6.2(b)
Liens	Section 3.2(d)
Listing Particulars	Section 6.5(a)
Listing Rules	Section 3.4(c)
LSE	Section 3.4(c)

v

Terms	Cross Reference in Agreement
Management Committee	Section 6.21
Minister	Section 6.14
Nasdaq	Section 6.4(a)
Nasdaq Application	Section 6.5(a)
Nonexecutive Directors	Section 6.1(b)
Option Shares	Section 3.2(b)
Ordinary Allotment Ratio	Exhibit A
Ordinary Course of Business	Section 3.2(c)
Parthus	Preamble
Parthus ADRs	Preamble
Parthus ADSs	Preamble
Parthus Balance Sheet	Section 3.4(b)
Parthus Board	Preamble
Parthus Disclosure Schedule	Article III
Parthus Employee Benefit Plans	Section 3.13(a)
Parthus ESPP	Section 1.1(f)
Parthus Insurance Policies	Section 3.17
Parthus Intellectual Property	Section 3.9(b)
Parthus Leases	Section 3.8(b)
Parthus Material Adverse Effect	Section 3.1(a)
Parthus Material Contracts	Section 3.10(a)
Parthus Ordinary Shares	Preamble
Parthus Pension Schemes	Section 3.13(a)
Parthus Permits	Section 3.15
Parthus Permitted Acquisitions	Section 5.1(d)
Parthus Record Date	Section 6.8
Parthus SEC Reports	Section 3.4(a)
Parthus Share Option Plans	Section 1.1(e)
Parthus Share Options	Section 1.1(e)
Parthus Shareholders	Preamble
Parthus Third-Party Intellectual Property	Section 3.9(b)
Parties	Preamble
Petition	Section 6.7(d)
Potential Acquiror	Section 6.1(b)
Private Letter Ruling	Section 6.2(a)
Scheme	Preamble
Scheme Document	Section 6.4(a)
SEC	Section 3.4(a)
Section 338 Election	Section 6.26
Securities Act	Section 3.1(b)
Separation Agreement	Preamble
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(d)

Terms	Cross Reference in Agreement
Tax	Section 3.7(a)(i)
Taxes	Section 3.7(a)(i)
Tax Returns	Section 3.7(a)(ii)
Transaction Documents	Section 3.2(b)
UKLA	Section 3.4(c)
Undertaking Shareholders	Section 7.1
U.S. GAAP	Section 3.4(b)

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT (the “Agreement”), dated as of April 4, 2002, is by and among Parthus Technologies plc, an Irish public limited company (“Parthus”), DSP Group, Inc., a Delaware corporation (“DSP Group”), and Ceva, Inc., a Delaware corporation and wholly-owned subsidiary of DSP Group (“Ceva”).  Parthus, DSP Group and Ceva are collectively referred to herein as the “Parties.”

WHEREAS, it is the intention of DSP Group to (a) contribute and assign to Ceva all of the assets, including an aggregate of US$40 million in cash, and all of the liabilities used principally in its business of developing and licensing designs for programmable digital signal processor cores, including, without limitation, digital signal processing cores used as the central processor in semiconductor chips for specific applications (the “Ceva Business”), (b) grant rights to Ceva in other assets associated with the Ceva Business, and (c) make other arrangements to establish the Ceva Business as a separate enterprise, all in accordance with a Separation Agreement by and among DSP Group, Ceva, and certain subsidiaries of DSP Group and Ceva, in the form agreed to by the parties on the date hereof and to be entered into prior to the Effective Date (as defined in Section 6.7(e) hereof) (such agreement, the “Separation Agreement” and such contribution, the “Ceva Contribution”);

WHEREAS, the Board of Directors of DSP Group (the “DSP Group Board”) deems it desirable and in the best interests of DSP Group and the holders (the “DSP Group Stockholders”) of the issued and outstanding shares of common stock, US$0.001 par value per share, of DSP Group (the “DSP Group Common Stock”) for DSP Group to make the Ceva Contribution and for DSP Group to undertake each of the transactions contemplated by the Separation Agreement, including to distribute, on the terms and conditions set forth in the Separation Agreement, all of the outstanding shares of common stock, US$0.001 par value per share, of Ceva (the “Ceva Common Stock”) to the DSP Group Stockholders (such distribution referred to as the “Ceva Distribution” and, together with the Ceva Contribution, the “Ceva Spinoff”);

WHEREAS, as part of the Scheme (as defined below), Parthus intends to reduce and cancel a portion of its existing share capital (the “Capital Reduction”) and to effect a repayment of capital in an aggregate amount of US$60 million, payable in euro at the then-current exchange rate (the “Capital Repayment”) to the holders (the “Parthus Shareholders”) of (1) its ordinary shares, €0.000317434 nominal value per share (the “Parthus Ordinary Shares”), and (2) American Depositary Shares (the “Parthus ADSs”) evidenced by American Depositary Receipts (the “Parthus ADRs”) and representing Parthus Ordinary Shares; and to propose to the Parthus Shareholders that, subject to the sanction of the High Court of Ireland (the “High Court”), such portion of the share capital of Parthus should be appropriately reduced and an allocable number of such shares should be cancelled pursuant to Section 72 of the Companies Act, 1963 of Ireland (the “Irish Companies Act”);

WHEREAS, (a) the Board of Directors of Parthus (the “Parthus Board”) deems it desirable and in the best interests of Parthus and the Parthus Shareholders that it enter into this Agreement and that, subject to the sanction of the High Court, Parthus and the Parthus Shareholders enter into a Scheme of Arrangement pursuant to Section 201 of the Irish Companies Act (the “Scheme”) substantially in the form of Exhibit A hereto; and whereby, pursuant to the

Final Court Orders (as defined in Section 6.7(d) hereof), this Agreement and the laws of Ireland, among other things, the Scheme (including the Capital Reduction and the Capital Repayment) shall be effected, as part of which (i) all of the remaining issued and outstanding Parthus Ordinary Shares shall be canceled (other than such minimum number of shares as may be required to remain outstanding pursuant to Irish law); (ii) the Parthus Shareholders shall be allotted a number of whole shares of Ceva Common Stock, cash in lieu of any fractional shares and a pro-rata portion of an aggregate of US$100,000 in cash (or such greater amount as may be required under the Scheme to ensure a minimum payment per shareholder), payable in euro at the then-current exchange rate (the “Ceva Cash Payment”); (iii) the Parthus Share Options shall be assumed by Ceva and thereby become Ceva Stock Options; and (iv) Parthus Ordinary Shares will be issued to Ceva and its nominees (all such transactions together being referred to as  the “Combination”); and (b) the Parthus Board will recommend to the Parthus Shareholders that the Parthus Shareholders adopt the Scheme, subject to the pre-condition and the conditions set forth in Article VII hereof;

WHEREAS, as part of the Scheme and the Combination, the Parthus Share Options (as defined in Section 1.1(e) hereof) shall be assumed by Ceva and converted into options for the purchase of Ceva Common Stock (the “Ceva Stock Options”) upon the terms and conditions set forth herein;

WHEREAS, the DSP Group Board and the board of directors of Ceva (the “Ceva Board”) deem it desirable and in the best interests of Ceva and its sole stockholder as of the date hereof, DSP Group, that Ceva enter into this Agreement and consummate the Combination;

WHEREAS, it is the intent of the Parties that the transactions contemplated by this Agreement be effected in the following sequence:  (a) DSP Group and DSP Group Ltd., a wholly owned subsidiary of DSP Group, shall take all necessary steps to seek the Private Letter Ruling (as defined in Section 6.2(a) hereof) with assistance from Ceva and Parthus as may be necessary; (b) during the pendency of such Private Letter Ruling request, the Parties shall cooperate in the preparation of the Scheme Document (as defined in Section 6.4(a) hereof), the Form 10 (as defined in Section 6.3(a) hereof) and the Listing Particulars (as defined in Section 6.5(a) hereof), with a view to finalizing such documents to the fullest extent possible prior to receipt of the Private Letter Ruling; (c) promptly after the Parties agree that receipt of the Private Letter Ruling is imminent, Parthus shall issue a motion for directions before the High Court for the purpose of calling the Court Meeting (as defined in Section 6.4(a) hereof); (d) DSP Group will receive the Private Letter Ruling; (e) promptly upon the High Court making an order for directions for the Court Meeting and upon satisfaction of the pre-condition set forth in Section 7.2(a) hereof, Parthus shall mail the Scheme Document and the Listing Particulars to the Parthus Shareholders and shall convene the EGM (as defined in Section 6.4(a) hereof) and the Court Meeting as quickly as possible thereafter (subject to the terms of the order of the High Court and Parthus’s articles of association and consistent with the requirements of Irish law); (f) after receipt of the required approvals of the Parthus Shareholders at the EGM and the Court Meeting, the Parties shall, as promptly as practicable, seek a court hearing to sanction the Scheme; and (g) upon receipt of such sanction, Parthus will file the required documentation with the Companies Registration Office, Dublin, and the Parties shall otherwise, as promptly as possible, effect the Combination; and

WHEREAS, for United States federal income tax purposes, the Parties intend that the Combination shall be a “qualified stock purchase” under Section 338(d)(3) of the Code (as defined in Section 2.3(h) hereof);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Parthus, DSP Group and Ceva agree as follows:

ARTICLE I

THE COMBINATION, INCLUDING THE SCHEME

1.1           The Combination.  Subject to the fulfillment or waiver of the pre-condition and conditions set forth in Article VII hereof:

(a)           Parthus and Ceva shall, as soon as is practicable in accordance with the provisions of this Agreement, effect the Scheme substantially upon the terms set forth in the form of Scheme attached hereto as Exhibit A or in such other form as Parthus and Ceva shall (with approval of the High Court, if relevant) mutually agree or as modified or amended by the High Court or the Irish Takeover Panel, which terms are hereby incorporated herein by reference.

(b)           Parthus shall take or cause to be taken all such steps as are within its power and necessary to implement the Scheme, including proceeding in accordance with the provisions of Section 6.7 hereof and the Irish Takeover Rules (as defined in Section 6.1(b) hereof) to seek the approval of the Parthus Shareholders and the sanction of the High Court for the Scheme and, subject to such approval and sanction being given, shall perform all acts as are required of it by the Scheme.

(c)           Subject to (i)  the Parthus Shareholders providing the approval referred to in Section 1.1(b) above, (ii) Parthus proceeding with the Petition (as defined in Section 6.7(d) hereof) and (iii) the Scheme becoming effective, Parthus and Ceva shall perform all acts as are expressed in the Scheme to be performed by them.

(d)           Notwithstanding anything to the contrary in this Agreement, the maximum number of shares of Ceva Common Stock to be issued pursuant to (i) this Agreement and the Scheme and (ii) the obligation to issue certain contingent shares (the “Chicory Earn-Out Shares”) under section 1.6 of the Agreement and Plan of Merger by and among Parthus, Maverick Acquisition Inc., Chicory Systems, Inc., and the Stockholders of Chicory Systems, Inc. (the “Chicory Agreement”) shall not exceed the number that represents 49.9% of the total issued and outstanding shares of Ceva Common Stock after the issuances required by this Agreement and the Scheme and any issuances of Chicory Earn-Out Shares issuable under the Chicory Agreement.

(e)           In accordance with the provisions of Section 6.15 of this Agreement, at the Effective Time (as defined in Exhibit A), pursuant to the Scheme, the terms of the Parthus 2000 Share Option Plan and Parthus’s Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended (the “Parthus Share Option Plans”), and the agreements under such plans representing options to purchase Parthus Ordinary Shares (the “Parthus Share Options”), and with no further action by or on behalf of the holders of the Parthus Share Options, each outstanding and unexercised Parthus Share Option, whether or not vested or exercisable, shall be assumed by Ceva and shall thereby become a Ceva Stock Option.

(f)            The Parties acknowledge that Parthus’ 2000 Employee Share Purchase Plan (the “Parthus ESPP”) shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below.  Parthus shall not make an Offering (as defined in the Parthus ESPP) under the Parthus ESPP for any Plan Period (as defined in the Parthus ESPP) beginning on or after July 2, 2002.  Effective as of or prior to the Effective Time, Parthus shall cause the Parthus ESPP to terminate in accordance with Section 19 of the Parthus ESPP, and no purchase rights shall be subsequently granted or exercised under the Parthus ESPP.  Parthus shall take all actions necessary to ensure that the Parthus ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 1.1(f).

1.2           Delivery of Order.  As soon as practicable after the fulfillment or waiver of the pre-condition and conditions set forth in Article VII hereof, or on such later date as may be mutually agreed between Parthus and DSP Group, Parthus and Ceva will cause to be delivered to the Companies Registration Office, Dublin, an office copy of the Final Court Orders and the minute required by Section 75 of the Irish Companies Act, as described in Section 6.7(e) hereof.

ARTICLE II

CANCELLATION OF PARTHUS ORDINARY SHARES AND PARTHUS ADSs; ISSUANCE OF CEVA COMMON STOCK AND DISTRIBUTION OF THE CASH AMOUNT

2.1           Cancellation, Issuance and Distribution.  The cancellation of Parthus Ordinary Shares and Parthus ADSs shall be effected in accordance with the Scheme and, with respect to the Parthus ADSs, the deposit agreement between Parthus and Morgan Guaranty Trust Company of New York (the “Depositary”) dated May 26, 2000 (the “Deposit Agreement”).  The issuance of Ceva Common Stock and distribution of the aggregate Cash Amount (as defined in Section 2.3(a) hereof) to the Parthus Shareholders shall be effected as provided in this Article II or upon such other terms as the Parties shall mutually agree.

2.2           Appointment of Agent; Delivery.  Prior to the Effective Time, Ceva and Parthus shall authorize an agent (the “Agent”) in connection with the issuance of Ceva Common Stock and distribution of the aggregate Cash Amount to the Parthus Shareholders.  In accordance with and subject to the provisions of this Agreement and any agreement among Parthus, Ceva and the Agent (the “Agent Agreement”), (a) at the Effective Time, Ceva shall deliver, or cause to be delivered, to the Agent a number of whole shares of Ceva Common Stock equal to the Ordinary Allotment Ratio (as defined in Exhibit A) multiplied by the total number of issued and outstanding Parthus Ordinary Shares as of the Effective Time, (b) as soon as practicable after the Effective Time, Ceva shall deliver to the Agent the aggregate Fractional Amount (as defined in Section 2.3(d) hereof) and the aggregate Ceva Cash Payment, and (c) as soon as practicable after the Effective Time, Parthus shall deliver to the Agent the aggregate Capital Repayment.  The Agent shall hold the shares and cash referred to in clauses (a), (b) and (c) for the benefit of the Parthus Shareholders and shall distribute the same pursuant to this Article II.

2.3           Procedure.

(a)           At the Effective Time, each holder of record of Parthus Ordinary Shares as of the Parthus Record Date (as defined in Section 6.8 hereof) shall be entitled to receive and shall be issued (a) the number of shares (rounded down to the nearest whole share) of Ceva Common Stock equal to the Ordinary Allotment Ratio multiplied by the number of Parthus Ordinary Shares held by such holder of record (as evidenced by the register of members of Parthus as of the Parthus Record Date) and (b) such holder’s Cash Amount.  In the case of those Parthus Ordinary Shares held by the Depositary on behalf of the holders of Parthus ADSs, the Depositary and/or the Agent shall distribute the relevant number of shares of Ceva Common Stock and the appropriate Cash Amount to the holders of Parthus ADSs in accordance with the terms of the Deposit Agreement and/or the Agent Agreement.  Each Parthus Shareholder’s Fractional Amount, together with such Parthus Shareholder’s pro rata portion of the Capital Repayment and the Ceva Cash Payment, are together referred to herein as such Parthus Shareholder’s “Cash Amount”.

(b)           In the event of a transfer of ownership of Parthus Ordinary Shares which is not registered in the register of members of Parthus as of the Parthus Record Date, a certificate representing the relevant number of shares of Ceva Common Stock may be issued to a person other than the person in whose name the Parthus Ordinary Shares are registered, if the share certificate for those Parthus Ordinary Shares or other satisfactory evidence that ownership has been transferred is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stamp duty and/or stock transfer taxes have been paid.

(c)           All shares of Ceva Common Stock issued, and any Cash Amount distributed, upon the cancellation of the Parthus Ordinary Shares in accordance with the Scheme and the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Parthus Ordinary Shares and from and after the Parthus Record Date there shall be no further registrations of transfers on the register of share transfers of Parthus in relation to the Parthus Ordinary Shares that were outstanding immediately prior to the Parthus Record Date.  Parthus shall instruct the Depositary to cancel all Parthus ADRs and to cease all transfers with respect to the Parthus ADSs from and after the Effective Time.

(d)           No fractional shares of Ceva Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional entitlement thereto by Parthus Shareholders pursuant to the Combination.  Each Parthus Shareholder who would otherwise have been entitled to receive a fraction of a share of Ceva Common Stock shall receive from Ceva, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ceva Common Stock multiplied by the average of the high and low reported closing prices of Ceva Common Stock on The Nasdaq Stock Market on the first five days on which Ceva Common Stock is quoted on the The Nasdaq Stock Market (the “Fractional Amount”).

(e)           None of DSP Group, Ceva, Parthus or the Agent shall be liable to any Parthus Shareholder or holder of Ceva Common Stock for shares (or dividends or distributions with respect to such shares) or cash delivered to a public official in compliance with any abandoned property, escheat or similar law.

(f)            From the Effective Time, each share certificate for Parthus Ordinary Shares and each Parthus ADR shall cease to be of any value and shall not entitle the holders thereof to any rights whatsoever, except that they shall evidence prima facie the right to receive the number of shares of Ceva Common Stock equal to the Ordinary Allotment Ratio multiplied by the number of Parthus Ordinary Shares evidenced by such certificate or underlying the Parthus ADSs evidenced by such Parthus ADR, as the case may be, rounded down to the nearest whole share, and any Cash Amount.  No interest shall be paid with respect to the issuance of shares of Ceva Common Stock or payment of any Cash Amount pursuant to the Combination, regardless of when delivered to the holders of Parthus Ordinary Shares or Parthus ADRs.

(g)           In the event that certificates representing shares of Ceva Common Stock issued in connection with the Combination are returned to Ceva, Parthus or the Agent, or relevant electronic book-entry accounts of the Parthus Shareholders are not able to be properly credited, or any Cash Amount is returned to Ceva, Parthus or the Agent, then one year after the Effective Time, any unallocated portion of such shares or Cash Amount shall be delivered by the Agent to Ceva, upon demand of Ceva, and any Parthus Shareholders shall thereafter look only to Ceva (or, with respect to their pro rata portion of the Capital Repayment, to Parthus) for satisfaction of their claim for shares of Ceva Common Stock (or any Cash Amount) in respect of Parthus Ordinary Shares pursuant to the terms of this Section 2.3.

(h)           Parthus and Ceva shall be entitled to deduct and withhold or to cause to be deducted and withheld from any Parthus Shareholder’s Cash Amount and any payment otherwise payable pursuant to the Scheme and the transactions contemplated by this Agreement to any Parthus Shareholder such amounts as Parthus or Ceva, as the case may be, reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law.  To the extent that amounts are so withheld by Parthus or Ceva, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Parthus Shareholder in respect of which such deduction and withholding was made by Parthus or Ceva, as the case may be.  Each of Parthus and Ceva shall have the right to collect, or to cause to be collected, Internal Revenue Service Forms W-8BEN or W-9, as applicable (or such other form as may be applicable), and any similar forms required under any applicable law from the Parthus Shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTHUS

Parthus represents and warrants to DSP Group and Ceva that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Parthus to DSP Group and Ceva on the date of this Agreement (the “Parthus Disclosure Schedule”).  The Parthus Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1           Organization, Standing and Power; Subsidiaries.

(a)           Each of Parthus and the Parthus Subsidiaries (as defined in Section 3.1(b) hereof) is a company duly organized and validly existing and, where applicable as a legal concept, in good standing, under the laws of the jurisdiction of its organization or incorporation; has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary; except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Parthus Material Adverse Effect.  For purposes of this Agreement, the term “Parthus Material Adverse Effect” means any material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Parthus and the Parthus Subsidiaries, taken as a whole, or (ii) the ability of Parthus to consummate the transactions contemplated by this Agreement or the Scheme; except that any such change, event, circumstance or development, or effect which results from (a) changes that are the result of economic factors affecting the national, regional or world economy; (b) changes that are the result of factors generally affecting the specific industry or markets in which Parthus competes; (c) any adverse change, effect or circumstance primarily arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the Scheme or the pendency or announcement of the transactions contemplated by this Agreement or the Scheme; (d) the continued incurrence of losses by Parthus in the ordinary course of its business materially consistent with previous periods; or (e) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof shall not constitute a Parthus Material Adverse Effect.

(b)           Section 3.1(b) of the Parthus Disclosure Schedule sets forth a complete and accurate list of all of Parthus’s material Subsidiaries and Parthus’s direct or indirect equity interest therein.  Except as set forth in Section 3.1(b) of the Parthus Disclosure Schedule, neither Parthus nor any of the Parthus Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable into or exercisable for any equity, membership, partnership or similar interest in, any company, corporation, partnership, joint venture, limited or unlimited liability company or other business association or entity, whether incorporated or unincorporated, and neither Parthus nor any of the Parthus Subsidiaries has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited or unlimited liability company or other entity, except for ownership of interests in subsidiaries of Parthus which would not constitute “significant subsidiaries” of Parthus under Rule 405 of the U.S. Securities Act of 1933, as amended (the “Securities Act”). As used in this Agreement, the term “Subsidiary” means, with respect to a Party, any company, corporation, partnership, joint venture, limited or unlimited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such Party or any other Subsidiary of such Party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such Party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such Party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, (iii) such Party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests, or (iv) as defined in section 155 of the Irish Companies Act.

(c)           Parthus has delivered to DSP Group and Ceva complete and accurate copies of the memorandum and articles of association of Parthus and of the charter, by-laws or other organizational documents of each Parthus Subsidiary.

3.2           Capitalization

(a)           The authorized share capital of Parthus consists of an aggregate nominal value of €2,539,472 divided into 8,000,000,000 Parthus Ordinary Shares.  The rights and privileges of the Parthus Ordinary Shares are as set forth in Parthus’s memorandum and articles of association.  As of the close of business on the business day prior to the date of this Agreement, (a) 581,915,451 Parthus Ordinary Shares were issued and outstanding; and (b) options to purchase 80,078,867 Parthus Ordinary Shares (in the form of Parthus Ordinary Shares or Parthus ADSs) (plus a further 1,300,111 Ordinary Shares subject to vesting on the basis of the achievement of certain performance milestones) were outstanding.  As of the date of this Agreement no Parthus Ordinary Shares are, and as of the Effective Date no Parthus Ordinary Shares will be, held by any Parthus Subsidiary.

(b)           Section 3.2(b) of the Parthus Disclosure Schedule sets forth (i) the number of Parthus Ordinary Shares and/or Parthus ADSs reserved for future issuance pursuant to Parthus Share Options granted and outstanding under the Parthus Share Option Plans or otherwise as of the date of this Agreement, (ii) the number of Parthus Ordinary Shares or Parthus ADSs as to which outstanding Parthus Share Options are currently vested and (iii) the number of such Parthus Ordinary Shares or Parthus ADSs as to which vesting will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following the consummation of the Combination.  Parthus has previously provided to DSP Group and Ceva a complete and accurate list of all holders of outstanding Parthus Share Options under the Parthus Share Option Plans, indicating with respect to each Parthus Share Option the name of the optionee, the grant date, the type of grant, the option price, the number of Parthus Ordinary Shares or Parthus ADSs (the “Option Shares”) underlying the option, the number of Option Shares as to which the option has been exercised, the number of Option Shares as to which the option has been cancelled, the number of Option Shares subject to repurchase, the number of Option Shares outstanding, and the number of Option Shares as to which the Option is exercisable.  Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Parthus Share Option Plans, (i) there are no equity securities of any class of Parthus or any of the Parthus Subsidiaries (other than equity securities of any such Parthus Subsidiary that are directly or indirectly owned by Parthus), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parthus or any of the Parthus Subsidiaries is a party or by which Parthus or any of the Parthus Subsidiaries is bound obligating Parthus or any of the Parthus Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Parthus or any of the Parthus Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Parthus or any of the Parthus Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  Neither Parthus nor any of the Parthus Subsidiaries has, or prior to the Effective Time will have, outstanding any share appreciation rights, phantom shares, performance-based rights or similar rights or obligations.  Other than (i) agreements with respect to directors’ qualifying shares of Parthus Subsidiaries, (ii) as contemplated by this Agreement and the related agreements, including the Separation Agreement (and the additional documents relating to the Ceva Spinoff set forth in Section 6.6(e) hereof), the Scheme and the Irrevocable Undertakings (together, the “Transaction Documents”) and (iii) as set forth in Section 3.2(b) of the Parthus Disclosure Schedule, neither Parthus nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Parthus, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any share capital or other equity interests of Parthus or any of the Parthus Subsidiaries.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.  Except as contemplated by this Agreement or described in this Section 3.2(b), there are, and prior to the Effective Time there will be, no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Parthus or any of the Parthus Subsidiaries is a party or by which it or they are bound with respect to any equity security, partnership interest or similar ownership interest of any class of Parthus or any of the Parthus Subsidiaries.  Parthus has provided or made available to DSP Group accurate and complete copies of all Parthus Share Option Plans and the forms of all share option agreements evidencing Parthus Share Options.

(c)           All outstanding Parthus Ordinary Shares are, and all Parthus Ordinary Shares subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued and fully paid and, except as set forth in Section 3.2(c) of the Parthus Disclosure Schedule or as provided by applicable Irish law, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parthus’s memorandum and articles of association or any agreement to which Parthus is a party or is otherwise bound.  Except for the Capital Reduction and Capital Repayment, there are no obligations, contingent or otherwise, of Parthus or any of the Parthus Subsidiaries to repurchase, redeem or otherwise acquire any Parthus Ordinary Shares or the share capital of Parthus or the Parthus Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in Parthus or any Parthus Subsidiary or any other entity, other than guarantees of bank obligations of the Parthus Subsidiaries entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(c) of the Parthus Disclosure Schedule or described in the Parthus SEC Reports (as defined in Section 3.4(a) hereof).

(d)           All of the outstanding shares of capital stock and other equity securities or interests of each of the Parthus Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as set forth in Section 3.2(d) of the Parthus Disclosure Schedule, all such shares (other than directors’ qualifying shares in the case of non-U.S. Parthus Subsidiaries, all of which Parthus has the power to cause to be transferred for no or nominal consideration to Parthus or Parthus’s designee) are owned, of record and beneficially, by

Parthus or another Parthus Subsidiary free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, Parthus’s voting rights.

3.3           Authority; No Conflict; Required Filings and Consents.

(a)           Parthus has all requisite corporate power and authority under applicable law to enter into this Agreement and the Scheme and to consummate the transactions contemplated by this Agreement and the Scheme, subject to obtaining the necessary approvals of the Parthus Shareholders and of the High Court as referred to in Section 6.7 hereof, consents required under the Irish Mergers and Takeovers (Control) Acts, 1978 to 1996 or any statutory provision supplementing, amending or replacing the same (the “Irish Control Act”) and any necessary consents and/or directions or rulings from the Irish Takeover Panel.  The execution and delivery of this Agreement and the consummation of the Scheme and other transactions contemplated hereby and thereby have been duly and validly authorized by the Parthus Board and no other corporate proceeding on the part of Parthus is necessary to authorize this Agreement or to consummate the Scheme or other transactions contemplated hereby or thereby (other than actions required in connection with obtaining approvals by the Parthus Shareholders required by applicable law, or the making of the Final Court Orders).  This Agreement has been duly and validly executed and delivered by Parthus and, assuming the due authorization, execution and delivery hereof by DSP Group and Ceva, constitutes a valid and binding agreement of Parthus, enforceable against Parthus in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)           The execution and delivery of this Agreement by Parthus do not, and the consummation by Parthus of the transactions contemplated by this Agreement or the Scheme shall not, (i) conflict with, or result in any violation or breach of, any provision of the memorandum and articles of association of Parthus or of the charter, by-laws, or other organizational document of any Parthus Subsidiary, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, constitute a default (or an event that with notice or lapse of time or both would become an event of default) under, require the payment of a penalty under or result in the imposition of any Liens on Parthus’s or any of the Parthus Subsidiaries’ assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Parthus or any of the Parthus Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parthus or any of the Parthus Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a Parthus Material Adverse Effect.  Section 3.3(b) of the Parthus Disclosure Schedule lists all consents, waivers and approvals under any of Parthus’s or any of the Parthus Subsidiaries’ commercial agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby or the consummation of the Scheme, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Parthus, DSP Group or Ceva as a result of the transactions contemplated by this Agreement or the consummation of the Scheme.

(c)           No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a “Governmental Entity”) is required to be obtained, made or given by Parthus in connection with the execution and delivery of this Agreement or the consummation by Parthus of the Scheme or other transactions contemplated hereby or thereby except (i) (A) the making of the orders by the High Court pursuant to Sections 73, 201(1) and 201(3) of the Irish Companies Act and the making of the Final Court Orders required by Sections 74 and 201 of the Irish Companies Act or such other orders or judgments as may be required under Irish law, (B) the delivery to and, to the extent applicable, registration with the Companies Registration Office, Dublin of the Final Court Orders, the order and minute required by Section 75 of the Irish Companies Act, and such other orders or judgments as may be required under Irish law, (C) any notifications to or necessary consents and/or directions or rulings from the Irish Takeover Panel, (D) in connection with the applicable requirements of the Irish Control Act, (E) in connection with any applicable Antitrust Law (as defined in Section 6.12(b) hereof), (F) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the law of any country other than the United States or Ireland, or (G) any filings in connection with the issuance of shares to Ceva and/or its nominee(s) and payment in connection therewith of any applicable capital duty; or (ii) where the failure to obtain any consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parthus Material Adverse Effect.

3.4           SEC Filings; Financial Statements; LSE Notifications.

(a)           Parthus has filed all registration statements, forms, reports and other documents required to be filed by Parthus with the Securities and Exchange Commission (the “SEC”) since May 19, 2000 and has made available to DSP Group copies of all registration statements, forms, reports and other documents filed with or submitted to the SEC by Parthus since such date.  All such required registration statements, forms, reports and other documents (including those that Parthus may file or submit after the date hereof until the Effective Date) are referred to herein as the “Parthus SEC Reports.”  The Parthus SEC Reports (i) were or will be filed or submitted on a timely basis, (ii) at the time filed or submitted, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parthus SEC Reports, and (iii) did not or will not at the time they were or are filed or submitted contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parthus SEC Reports or necessary in order to make the statements in such Parthus SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Parthus Subsidiary is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in Parthus SEC Reports at the time filed or submitted (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present the consolidated financial position of Parthus and the Parthus Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parthus and the Parthus Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year–end adjustments which were not or are not expected to be material in amount.  Parthus has furnished to DSP Group and Ceva the consolidated, audited balance sheet of Parthus as of December 31, 2001 prepared in accordance with Irish generally accepted accounting principles (including as part thereof a note setting forth a reconciliation between Irish generally accepted accounting principles and U.S. GAAP) (the “Parthus Balance Sheet”).

(c)           Parthus has in all material respects notified the Companies Announcements Office (the “CAO”) of the London Stock Exchange plc (the “LSE”) of all information which it is required to so notify pursuant to the Listing Rules (the “Listing Rules”) of the United Kingdom Listing Authority (the “UKLA”) since May 19, 2000, and such notifications are publicly available.

(d)           Parthus is its own “ultimate parent entity” and a “foreign issuer” as such terms are defined in 16 C.F.R. Section 801.1(a)(3) and 801.1(e)(2)(ii), respectively.  Parthus, taken together with all entities controlled by Parthus, does not hold assets located in the United States having an aggregate book value of $15 million or more and did not make aggregate sales of $25 million or more during its the most recent fiscal year, in each case as determined in accordance with 16 C.F.R. Section 801.11.  The term “controlled by” as used in this section shall have the meaning set forth in 16 C.F.R. 801.1(b).   This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.5           No Undisclosed Liabilities.  Except as disclosed in the Parthus SEC Reports filed or submitted prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the Parthus Balance Sheet in the Ordinary Course of Business, Parthus and the Parthus Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Parthus Material Adverse Effect.

3.6           Absence of Certain Changes or Events.

(a)           Except as disclosed in the Parthus SEC Reports filed or submitted prior to the date of this Agreement and except as otherwise contemplated by this Agreement or the other Transaction Documents, since the date of the Parthus Balance Sheet, Parthus and the Parthus Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Parthus Material

Adverse Effect; or (ii) any other action or event that would have required the consent of DSP Group pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(b)           Since the date of the Parthus Balance Sheet, there has not occurred or arisen (i) any material change by Parthus in its accounting methods, principles or practices, except as required by concurrent changes in Irish generally accepted accounting principles or U.S. GAAP, or (ii) any revaluation by Parthus of any of its assets, including, without limitation, writing down of the value of capitalized inventory or writing off of notes or accounts receivable other than in the Ordinary Course of Business.

3.7           Taxes.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Tax” or “Taxes” means all taxes, charges, fees, levies, duties or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, capital issuance, occupation, windfall profits, customs, duties, franchise and other taxes imposed by Ireland, Israel, or the United States or any state, local, provincial or foreign government, or any agency thereof, or other political subdivision of Ireland, Israel, the United States or any such state, local, provincial or foreign government, and any interest, fines, penalties, surcharges, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)           “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(iii)          “Affiliated Group” means, with respect to each of Parthus, DSP Group or Ceva, a group of corporations with which Parthus or any of the Parthus Subsidiaries, DSP Group or any of the DSP Group Subsidiaries or Ceva or any of the Ceva Subsidiaries, respectively, has filed (or was required to file) consolidated, combined, group, unitary or similar Tax Returns.

(iv)          “Affiliated Group Tax Return” means, with respect to each of Parthus, DSP Group or Ceva, any Tax Return in which Parthus or any of the Parthus Subsidiaries, DSP Group or any of the DSP Group Subsidiaries or Ceva or any of the Ceva Subsidiaries, respectively, has joined (or is required to join) with any other corporation.

(v)           “Affiliated Period” means any taxable period for which an Affiliated Group Tax Return was or is required to have been or be filed.

(b)           Parthus and the Parthus Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects.  Neither Parthus nor any of the Parthus Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return with respect to any Affiliated Group in which any corporation other than Parthus and the Parthus Subsidiaries are or were members with respect to any Affiliated Period.  Parthus and the Parthus Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods except where any such failure, individually or in the aggregate is not reasonably likely to have a Parthus Material Adverse Effect.  The unpaid Taxes of Parthus and the Parthus Subsidiaries for tax periods through the Effective Time will not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parthus Balance Sheet as adjusted to reflect the Ordinary Course of Business of Parthus between the date of the Parthus Balance Sheet and the Effective Time, except where any failure to accrue or reserve, individually or in the aggregate, is not reasonably likely to have a Parthus Material Adverse Effect.  All Taxes that Parthus or any of the Parthus Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, as adjusted to reflect the Ordinary Course of Business of Parthus between the date of the Parthus Balance Sheet and the Effective Time, except where such failure, individually or in the aggregate, is not reasonably likely to have a Parthus Material Adverse Effect.

(c)           Parthus has delivered to Ceva complete and accurate copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Parthus or any of the Parthus Subsidiaries since January 1, 1999.  Parthus has delivered or made available to Ceva complete and accurate copies of all other Tax Returns of Parthus and the Parthus Subsidiaries, together with all related examination reports and statements of deficiency for all periods from and after January 1, 1998.  Parthus has delivered or made available to Ceva complete and accurate copies of all other Tax Returns of Parthus and the Parthus Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by Ceva and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of Parthus or any of the Parthus Subsidiaries for all Affiliated Periods requested in writing by Ceva.  To the knowledge of Parthus, no examination or audit of any Tax Return of Parthus or any of the Parthus Subsidiaries or Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated.  Neither Parthus nor any of the Parthus Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that Parthus or any of the Parthus Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed.  Neither Parthus nor any of the Parthus Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

(d)           Neither Parthus nor any of the Parthus Subsidiaries: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Parthus or any of the Parthus Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Scheme or any of the transactions contemplated by this Agreement; (iv) has any actual or potential liability for any Taxes of any person (other than Parthus and the Parthus Subsidiaries) under U.S. Treasury Regulation Section 1.1502–6 (or any similar provision of federal, state, local, provincial or foreign law), or as a transferee or successor, by contract, or otherwise; (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or U.S. Treasury Regulation Section 1.337(d)-2(b); or (vi) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement.

(e)           None of the assets of Parthus or any of the Parthus Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)            There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding federal, state, local, provincial or foreign Tax laws) that are required to be taken into account by Parthus or any of the Parthus Subsidiaries in any period ending after the Effective Date by reason of a change in method of accounting in any taxable period ending on or before the Effective Date.

(g)           Neither Parthus nor any of the Parthus Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.

(h)           Neither Parthus nor any of the Parthus Subsidiaries is or has been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.  Parthus and the Parthus Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  To the knowledge of Parthus, there are no proposed or actual assessments, audits, examinations or disputes as to Taxes of any nature relating to Parthus or any of the Parthus Subsidiaries that have not been finally resolved with all amounts due with respect thereto fully paid.

(i)            There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Parthus or any of the Parthus Subsidiaries, other than with respect to Taxes not yet due and payable.

(j)            None of the Parthus Shareholders holds any Parthus Ordinary Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which Parthus has not been advised that a valid election under Section 83(b) of the Code has not been made, except for shareholders not subject to taxation in the United States.

(k)           There is no limitation on the utilization by either Parthus or any of the Parthus Subsidiaries of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state, provincial or foreign law

(other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement or the consummation of the Scheme).

(l)            Neither Parthus nor any of the Parthus Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Parthus or any of the Parthus Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement or the Scheme.

(m)          Neither Parthus nor any of the Parthus Subsidiaries is a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(n)           Neither Parthus nor any of the Parthus Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

3.8           Owned and Leased Real Properties.

(a)           Neither Parthus nor any of the Parthus Subsidiaries owns or has ever owned any real property.

(b)           Section 3.8 of the Parthus Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Parthus or any of the Parthus Subsidiaries (collectively, the “Parthus Leases”) and the location of the premises.  Neither Parthus nor any of the Parthus Subsidiaries nor, to Parthus’s knowledge, any other party is in default under any of the Parthus Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Parthus Material Adverse Effect.  Neither Parthus nor any of the Parthus Subsidiaries leases, subleases or licenses any real property to any person other than Parthus and the Parthus Subsidiaries.  Parthus has provided DSP Group with complete and accurate copies of all Parthus Leases.

3.9           Intellectual Property.

(a)           Parthus and the Parthus Subsidiaries own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of Parthus and the Parthus Subsidiaries as currently conducted, or that, without regard to the transactions contemplated by this Agreement or the other Transaction Documents, would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), except for such rights the absence of which, individually or in the aggregate, would not be reasonably likely to have a Parthus Material Adverse Effect.  For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b)           The execution and delivery of this Agreement and consummation of the Scheme will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any material license, sublicense or other agreement relating to any Intellectual Property owned by Parthus that is material to the business of Parthus and the Parthus Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by or expected to be sold or licensed by Parthus or any of the Parthus Subsidiaries (the “Parthus Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Parthus or any of the Parthus Subsidiaries is a party and pursuant to which Parthus or any of the Parthus Subsidiaries is authorized to use any third-party Intellectual Property that is material to the business of Parthus and the Parthus Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by Parthus or any of the Parthus Subsidiaries (the “Parthus Third-Party Intellectual Property”).  Section 3.9(b)(i) of the Parthus Disclosure Schedule sets forth a complete and accurate list of the issued patents, registered trademarks, registered service marks, trademarks, service marks, trademark applications, service mark applications, registered copyrights and mask work registrations constituting part of the Parthus Intellectual Property and Section 3.9(b)(ii) sets forth a complete and accurate list of all licenses, sublicenses and other agreements related to the Parthus Third-Party Intellectual Property.  Parthus has provided to Ceva a complete and accurate list of patent applications constituting part of the Parthus Intellectual Property.

(c)           All registrations for patents, trademarks, service marks and copyrights which are held by Parthus or any of the Parthus Subsidiaries and which are material to the business of Parthus and the Parthus Subsidiaries, taken as a whole, are valid and subsisting; and no currently pending application of Parthus or any of its Subsidiaries for any patent, trademark, service mark or copyrights has been abandoned, withdrawn or rejected.  Parthus and the Parthus Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Parthus Intellectual Property.  To the knowledge of Parthus, no other person or entity is infringing, violating or misappropriating any of the Parthus Intellectual Property or Parthus Third-Party Intellectual Property, except for infringements, violations or misappropriation which are not, individually or in the aggregate, reasonably likely to have a Parthus Material Adverse Effect.

(d)           To the knowledge of Parthus, none of the (i) products or services previously or currently sold or licensed by Parthus or any of the Parthus Subsidiaries or (ii) business or activities previously or currently conducted by Parthus or any of the Parthus Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation which are not, individually or in the aggregate, reasonably likely to have a Parthus Material Adverse Effect.  Neither Parthus nor any of the Parthus Subsidiaries has received any complaint, claim or notice in writing alleging any such infringement, violation or misappropriation.

3.10         Agreements, Contracts and Commitments.

(a)           There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Parthus and the Parthus Subsidiaries taken as a whole other than those Parthus Material Contracts identified on the exhibit indices of the Parthus SEC Reports filed prior to the date hereof (such contracts, together with the agreements set forth at Section 3.10(a) of the Parthus Disclosure Schedule, the “Parthus Material Contracts”).  Each Parthus Material Contract is in full force and effect and is enforceable in accordance with its terms.  Neither Parthus nor any of the Parthus Subsidiaries nor, to Parthus’s knowledge, any other party to any Parthus Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Parthus Material Adverse Effect.

(b)           Section 3.10(b) of the Parthus Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which Parthus or any of the Parthus Subsidiaries is a party or by which it is bound with any Affiliate of Parthus (other than any Parthus Subsidiary which is a direct or indirect wholly owned subsidiary of Parthus).  Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Parthus Disclosure Schedule, and all contracts or arrangements between Parthus and its executive officers have heretofore been furnished to DSP Group.  Except as disclosed in the Parthus SEC Reports filed prior to the date of this Agreement, neither Parthus nor any of the Parthus Subsidiaries has entered into any transaction with any Affiliate of Parthus or any of the Parthus Subsidiaries or any transaction that would otherwise be subject to disclosure pursuant to Item 404 of Regulation S-K.

(c)           There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Parthus or any of the Parthus Subsidiaries is a party or to which Parthus or any of the Parthus Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Parthus or any of the Parthus Subsidiaries or the Ceva Business as currently conducted and as proposed to be conducted or the combined business of Parthus and Ceva as proposed to be conducted in any material respect.  Neither Parthus nor any of the Parthus Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d)           Neither Parthus nor any of the Parthus Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Ceva Intellectual Property as a result of the consummation of the transactions contemplated by this Agreement or the consummation of the Scheme.

3.11         Litigation.  Except as described in the Parthus SEC Reports filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Parthus, threatened against or affecting Parthus or any of the Parthus Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Parthus Material Adverse Effect, or which in any manner challenges or seeks to enjoin any of the transactions contemplated by this Agreement.  There are no material judgments, orders or decrees outstanding against Parthus or any of the Parthus Subsidiaries.

3.12         Environmental Matters.

(a)           Except as disclosed in the Parthus SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had and are not reasonably likely to have a Parthus Material Adverse Effect:

(i)            Parthus and the Parthus Subsidiaries have complied with all applicable Environmental Laws;

(ii)           the properties currently owned, leased or operated by Parthus and the Parthus Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii)          the properties formerly owned, leased or operated by Parthus or any of the Parthus Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Parthus or any of the Parthus Subsidiaries;

(iv)          neither Parthus nor any of the Parthus Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

(v)           neither Parthus nor any of the Parthus Subsidiaries has released any Hazardous Substance into the environment;

(vi)          neither Parthus nor any of the Parthus Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parthus or any of the Parthus Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(vii)         neither Parthus nor any of the Parthus Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(viii)        there are no circumstances or conditions involving Parthus, any of the Parthus Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of Parthus or any of the Parthus Subsidiaries pursuant to any Environmental Law.

(b)           For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)           For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

3.13         Employee Benefit Plans.

(a)           Section 3.13(a) of the Parthus Disclosure Schedule lists all material retirement and pension plans, schemes, practices or arrangements of any kind, whether written or oral, maintained by Parthus or the Parthus Subsidiaries (now or in the past) or to which Parthus or the Parthus Subsidiaries makes or has made contributions (other than as required solely by statute or regulation) (collectively, the “Parthus Pension Schemes”).  Section 3.13(a) of the Parthus Disclosure Schedule lists all material incentive compensation, deferred compensation, profit sharing, share purchase, share option, life, health, disability or other insurance plans, severance or separation plans and any other employee benefit plans or practices or arrangements of any kind, whether written or oral, maintained by Parthus or the Parthus Subsidiaries (now or in the past) or to which Parthus or the Parthus Subsidiaries makes or has made contributions (other than as required solely by statute or regulation) (collectively, the “Parthus Employee Benefit Plans”).  Other than the Parthus Pension Schemes and Parthus Employee Benefit Plans, there are no material arrangements (other than as required solely by statute or regulation) to which Parthus or the Parthus Subsidiaries contributes, or has contributed, or may become liable to contribute under which benefits of any kind are payable to or in respect of the employees of Parthus or the Parthus Subsidiaries on retirement or death, or in the event of disability or sickness, termination of employment, or in other similar circumstances.

(b)           Parthus has made available to Ceva true and correct copies (as amended through the date hereof) of all documents constituting or relating to all Parthus Pension Schemes and Parthus Employee Benefit Plans.

(c)           No material changes have been made to any of the Parthus Pension Schemes or Parthus Employee Benefit Plans provided as described in Section 3.13(b), nor will Parthus or the Parthus Subsidiaries make any commitments to augment materially any such benefits.  Except as described in Section 3.13(c) of the Parthus Disclosure Schedule, no condition, agreement or plan provision or, with respect to the jurisdictions in which the Parthus’s employees are located, rule of law, statute or common law doctrine of “acquired rights” materially limits the right of Parthus or the Parthus Subsidiaries to amend, cut back or terminate any Parthus Pension Scheme or Parthus Employee Benefit Plan, nor will the transactions contemplated by this Agreement or the consummation of the Scheme materially limit the right of Parthus, the Parthus Subsidiaries or Ceva to amend, cut back or terminate any Parthus Pension Scheme or Parthus Employee Benefit Plan.

(d)           Parthus and each of the Parthus Subsidiaries has not received any notice or directive that it has not complied with all material provisions of the Parthus Pension Schemes applicable to it and has no knowledge of any reason why the tax exempt (or favored) status, if any, of any of the Parthus Pension Schemes or Parthus Employee Benefit Plans might be withdrawn.

(e)           There are not in respect of any Parthus Pension Scheme or Parthus Employee Benefit Plan or the benefits thereunder any actions, suits or claims pending or, to the knowledge of Parthus and the Parthus Subsidiaries, threatened (other than routine claims for benefits or such actions, suits or claims that would not, individually or in the aggregate, reasonably be expected to have a Parthus Material Adverse Effect).

(f)            None of the Parthus Pension Schemes is currently, nor has ever been, a “defined benefit scheme” as defined in the Irish Pensions Act 1990 or a “defined benefit plan”, as defined in the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”).

(g)           With respect to any Parthus Pension Scheme or Parthus Employee Benefit Plan that is subject to ERISA, (i) there have been no prohibited transactions, except those that would not, individually or in the aggregate, reasonably be expected to have a Parthus Material Adverse Effect, and (ii) neither Parthus’s nor any of the Parthus Subsidiaries’ directors, officers, employees or other “fiduciaries,” as such terms is defined in Section 3(21) of ERISA, have committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the plans which would subject Parthus, the Parthus Subsidiaries, Ceva, or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, except any breach that would not, individually or in the aggregate, reasonably be expected to have a Parthus Material Adverse Effect.

(h)           Parthus does not contribute (and has not ever contributed) to any multiemployer plan, as defined in Section 3(37) of ERISA.  Neither Parthus nor the Parthus Subsidiaries has any potential liability for death or medical benefits after separation from employment other than (i) death benefits under the employee benefit plans or programs set forth under the caption referencing this Section 3.13(h) of the Parthus Disclosure Schedule and (ii) health care continuation benefits (COBRA benefits) described in Section 601 et seq. of ERISA or other applicable state law.

3.14         Compliance With Laws.  Parthus and each of the Parthus Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, and, to the knowledge of Parthus, no investigation currently is pending relating to, any applicable provisions of any statute, law, regulation, judgment or order with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parthus Material Adverse Effect.

3.15         Permits.  Parthus and each of the Parthus Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Parthus Permits”), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Parthus Material Adverse Effect.  Parthus and the Parthus Subsidiaries are in compliance with the terms of the Parthus Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Parthus Material Adverse Effect.  No Parthus Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement or the Scheme.

3.16         Labor Matters.  Neither Parthus nor any of the Parthus Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Neither Parthus nor any of the Parthus Subsidiaries is the subject of any proceeding asserting that Parthus or any of the Parthus Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization which, individually or in the aggregate, is reasonably likely to have a Parthus Material Adverse Effect, nor is there pending or, to the knowledge of Parthus, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parthus or any of the Parthus Subsidiaries.

3.17         Insurance.  Each of Parthus and the Parthus Subsidiaries maintains insurance policies (the “Parthus Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses.  Each Parthus Insurance Policy is in full force and effect.

3.18         No Existing Discussions.  As of the date of this Agreement, neither Parthus nor any of the Parthus Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1(c)).

3.19         Advice of Financial Advisor.  The Parthus Board has received requisite advice from Goldman Sachs International regarding the financial terms of the Combination consistent with UK and Irish practice and the requirements of the Irish Takeover Rules.

3.20         Brokers; Schedule of Fees and Expenses.

(a)           No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Parthus or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement or the consummation of the Scheme, except Goldman Sachs International, whose fees and expenses shall be paid by Parthus.  Parthus has delivered to Ceva a complete and accurate copy of all agreements pursuant to which Goldman Sachs International is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement or the Scheme.

(b)           Prior to the Effective Time, Parthus shall deliver to Ceva a complete and accurate list of the estimated fees and expenses incurred and to be incurred by Parthus and the Parthus Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement and the consummation of the Scheme (including the fees and expenses of Goldman Sachs International and of Parthus’s legal counsel and accountants).

3.21         Grants.  Other than as reflected on the Parthus Balance Sheet, Parthus is not under any material liability to repay any investment or other grant or subsidy made to it by the Industrial

Development Authority of Ireland or any of its predecessors or any other body; no circumstances have arisen in which any such body would or might be entitled to require repayment of, or refuse an application by Parthus for, any such grant or subsidy either in whole or in part and neither the execution nor performance of this Agreement will constitute such circumstances.

3.22         Form 10; Other Filings.  None of the information supplied or to be supplied by Parthus or any Parthus Subsidiary for inclusion or incorporation by reference in (i) the Form 10 (as defined in Section 6.3(a) below), (ii) the documents issued or filed as part of the Scheme, (iii) the application for listing to the UKLA and for the trading of Ceva Common Stock on the LSE, or (iv) the application made under the Irish Control Act will at the time such document is either declared effective, approved by the appropriate entity, issued or filed, and at the time the Information Statement (as defined in Section 6.3(a) hereof) is first mailed to the DSP Group Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Notwithstanding the foregoing, Parthus makes no representation or warranty with respect to any information supplied by or related to DSP Group or Ceva or their Affiliates which is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DSP GROUP GROUP AND CEVA

DSP Group and Ceva represent and warrant to Parthus that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by DSP Group and Ceva to Parthus on the date of this Agreement (the “Ceva Disclosure Schedule”).  The Ceva Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

4.1           Organization, Standing and Power; Subsidiaries.

(a)           Each of DSP Group, Ceva and any current Subsidiaries of Ceva or Subsidiaries of DSP Group to be contributed to Ceva as part of the Ceva Contribution (such companies, other than DSP Group or Ceva, collectively, the “Ceva Subsidiaries”) is a company duly organized, validly existing and, where applicable as a legal concept, in good standing, under the laws of the jurisdiction of its organization or incorporation; has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary; except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Ceva Material Adverse Effect. For purposes of this Agreement, the term “Ceva Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect, whether relating to DSP Group, Ceva or otherwise, on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Ceva or the Ceva Business or (ii) the ability of DSP Group or Ceva to consummate the transactions contemplated by this Agreement or the Scheme, except that any such change, event, circumstance or development, or effect which results from (a) changes that are the result of economic factors affecting the national, regional or world economy; (b) changes that are the result of factors generally affecting the specific industry or markets in which the Ceva Business competes; (c) any adverse change, effect or circumstance primarily arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the Scheme or the pendency or announcement of the transactions contemplated by this Agreement or the Scheme; (d) changes that reflect quarterly fluctuations in revenues attributable to the timing of signing of major customer agreements; or (e) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof shall not constitute a Ceva Material Adverse Effect.

(b)           Except as set forth in Section 4.1(b) of the Ceva Disclosure Schedule, neither Ceva nor any of the Ceva Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited or unlimited liability company or other business association or entity, whether incorporated or unincorporated, and neither Ceva nor any of the Ceva Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited or unlimited liability company or other entity, except for ownership of interests in subsidiaries of Ceva which would not constitute “significant subsidiaries” of Ceva under Rule 405 of the Securities Act.  Section 4.1(b) of the Ceva Disclosure Schedule sets forth a complete and accurate list of all of the Ceva Subsidiaries and Ceva’s direct or indirect equity interest therein.

(c)           DSP Group has delivered to Parthus complete and accurate copies of the Certificate of Incorporation and by-laws of each of DSP Group and Ceva and of the charter, by-laws or other organizational documents of each Ceva Subsidiary.

(d)           None of DSP Group, Ceva or the Ceva Subsidiaries owns, directly or indirectly, any Parthus Ordinary Shares or Parthus ADSs.

4.2           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Ceva consists of 100,000,000 shares of Ceva Common Stock.  The rights and privileges of the Ceva Common Stock are as set forth in Ceva’s Certificate of Incorporation.  As of the close of business on the business day prior to the date of this Agreement, (i) 20,000,000 shares of Ceva Common Stock were issued and outstanding, all of which were held by DSP Group, and (ii) no shares of Ceva Common Stock were held in the treasury of Ceva.

(b)           Immediately following the Ceva Spinoff and prior to the Effective Time, (i) 105,000,000 shares of Ceva Common Stock and 5,000,000 shares of undesignated Ceva preferred stock (the “Ceva Preferred”), will be authorized for issuance, (ii) no shares of Ceva Common Stock or Ceva Preferred will be held by any subsidiaries of DSP Group, and (iii) no shares of Ceva Preferred will be issued or outstanding.  As of the date of this Agreement, DSP Group had outstanding options to purchase DSP Group Common Stock that would result in the issuance of options to purchase not more than 1,700,000 shares of Ceva Common Stock pursuant to the Ceva Spinoff (assuming, for the purpose of all numbers in this Section 4.2(b), no stock splits, reverse stock splits or other recapitalizations, including the issuance of Ceva shares to DSP Group prior to the Effective Date, of the Ceva Common Stock prior to the Ceva Spinoff) and Ceva had outstanding options to purchase not more than 2,650,000 shares of Ceva Common Stock.  Between the date of this Agreement and the Ceva Spinoff, DSP Group will not grant options to purchase DSP Group Common Stock that would, after the Ceva Spinoff, result in the issuance of Ceva Common Stock and Ceva will not grant options to purchase Ceva Common Stock, together in an aggregate to exceed 100,000 shares of Ceva Common Stock, and any such grants shall be only to new hires.  Except as described above, no other options, warrants or other rights to purchase shares of Ceva Common Stock will be issued prior to the Effective Date.  On the Effective Date no shares of Ceva Preferred will be issued and outstanding.

(c)           Section 4.2(c) of the Ceva Disclosure Schedule lists the number of shares of Ceva Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement, the plans under which such options were granted (collectively, “Ceva Stock Plans”) and the total number of outstanding Ceva Stock Options under Ceva Stock Plans as of the close of business on the business day prior to the date of this Agreement.  Section 4.2(c) of the Ceva Disclosure Schedule sets forth (i) the number of shares of Ceva Common Stock reserved for future issuance pursuant to Ceva Stock Options granted and outstanding as of the date of this Agreement (the “Ceva Option Shares”), (ii) the number of Ceva Option Shares as to which outstanding options are currently vested and (iii) the number of Ceva Option Shares as to which vesting will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following the consummation of the transactions contemplated hereby.  Ceva has previously provided to Parthus a complete and accurate list of all holders of outstanding options to purchase Ceva Options Shares, indicating with respect to each the name of the optionee, the grant date, the type of grant, the option price, the number of shares underlying the option, the number of shares as to which the option has been exercised, the number of shares as to which the option has been cancelled, the number of shares outstanding, and the number of shares as to which the option is exercisable.  Except (x) as set forth in this Section 4.2 or in Article II, (y) as reserved for future grants under Ceva Stock Plans, and (z) as contemplated by this Agreement and the other Transaction Documents, (i) there are no equity securities of any class of Ceva or any of the Ceva Subsidiaries (other than equity securities of any such Ceva Subsidiary that are directly or indirectly owned, or will be owned after the Ceva Distribution, by Ceva), or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ceva or any of the Ceva Subsidiaries is a party or by which Ceva or any of the Ceva Subsidiaries is bound obligating Ceva or any of the Ceva Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Ceva or any of the Ceva Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Ceva or any of the Ceva Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  Except for this Agreement and the other Transaction Documents, neither Ceva nor any of the Ceva Subsidiaries has, or will have on the date of the Ceva Distribution (the “Ceva Distribution Date”), outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  Neither Ceva nor any of its Affiliates is, or will be on the Ceva Distribution Date, a party to or is bound by any, and to the knowledge of Ceva, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Ceva or any of the Ceva Subsidiaries.  Except as contemplated by this Agreement or described in this Section 4.2(c), neither now are there, nor at any time immediately prior to the Effective Date, will there be, any registration rights, and neither now are there, nor at any time immediately prior to the Effective Date, will there be, any rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Ceva or any of the Ceva Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Ceva or any of the Ceva Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of the Ceva Subsidiaries.  Stockholders of Ceva neither are now, nor at any time immediately prior to the Effective Date, will be, entitled to dissenters’ or appraisal rights under applicable state law in connection with the Scheme.  DSP Group has provided or made available to Parthus accurate and complete copies of all Ceva Stock Plans, the forms of all stock option agreements evidencing Ceva Stock Options.

(d)           All outstanding shares of Ceva Common Stock are, and all shares of Ceva Common Stock subject to issuance in connection with the Ceva Spinoff as contemplated by Section 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), Ceva’s Certificate of Incorporation or by-laws or any agreement to which Ceva is a party or is otherwise bound.  There are no obligations, contingent or otherwise, of DSP Group, its Subsidiaries, Ceva or any of the Ceva Subsidiaries to repurchase, redeem or otherwise acquire any shares of DSP Group, its Subsidiaries, Ceva or any of the Ceva Subsidiaries or, except for the Ceva Contribution, to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in Ceva or any Ceva Subsidiary or any other entity, other than guarantees of bank obligations of Ceva Subsidiaries entered into in the Ordinary Course of Business and listed in Section 4.2(d) of the Ceva Disclosure Schedule or described in the DSP Group SEC Reports.

(e)           All of the outstanding shares of capital stock and other equity securities or interests of each of Ceva’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Ceva has the power to cause to be transferred for no or nominal consideration to Ceva or Ceva’s designee) are owned, of record and beneficially, by Ceva or another Ceva Subsidiary free and clear of all Liens and agreements in respect of, or limitations on, Ceva’s voting rights.

4.3           Authority; No Conflict; Required Filings and Consents.

(a)           DSP Group and Ceva each has all requisite corporate power and authority under applicable law to enter into this Agreement and the Scheme and to consummate the transactions contemplated by this Agreement and the Scheme.  The execution and delivery of this

Agreement and the consummation of the Scheme and other transactions contemplated hereby and thereby have been duly and validly authorized by the DSP Group Board and the Ceva Board and no other corporate proceeding on the part of DSP Group or Ceva is necessary to authorize this Agreement or to consummate the Scheme or other transactions contemplated hereby or thereby (other than such amendments to the Ceva Certificate of Incorporation, by-laws, and Ceva Stock Plans necessary to effect the changes in the Ceva corporate structure required by the terms of this Agreement and the agreed intent of the Parties for the structure of Ceva after the Effective Time which DSP Group and Ceva will make prior to the Effective Time).  This Agreement has been duly and validly executed and delivered by Ceva and DSP Group and, assuming the due authorization, execution and delivery hereof by Parthus, constitutes a valid and binding agreement of Ceva and DSP Group, respectively, enforceable against Ceva and DSP Group, respectively, in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

(b)           The execution and delivery of this Agreement by DSP Group and Ceva do not, and the consummation by DSP Group and Ceva of the transactions contemplated by this Agreement or the Scheme shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or by-laws of DSP Group or Ceva or of the charter, by-laws, or other organizational document of any of their respective Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, constitute a default (or an event that with notice or lapse of time or both would become an event of default) under, require the payment of a penalty under or result in the imposition of any Liens on assets of the Ceva Business under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which DSP Group, Ceva or any of the Ceva Subsidiaries is a party or by which any of them or any of the properties or assets of the Ceva Business may be bound, or (iii) subject to compliance with the requirements specified in clause (i) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Ceva Business or any of the properties or assets of the Ceva Business, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a Ceva Material Adverse Effect.  Section 4.3(b) of the Ceva Disclosure Schedule lists all consents, waivers and approvals under any commercial agreements, licenses or leases of the Ceva Business required to be obtained in connection with the consummation of the transactions contemplated hereby or the consummation of the Scheme, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Parthus, DSP Group or Ceva as a result of the transactions contemplated by this Agreement or consummation of the Scheme.

(c)           No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by DSP Group or Ceva in connection with the execution and delivery of this Agreement or the consummation by DSP Group or Ceva of the Scheme or other transactions contemplated hereby or thereby except (i) (A) the making of the orders by the High Court pursuant to Sections 74, 201(1)

and 201(3) of the Irish Companies Act and the making of the Final Court Orders required by Section 201 of the Irish Companies Act or such other orders or judgments as may be required under Irish law, (B) the delivery to and, to the extent applicable, registration with the Registrar of Companies in Dublin, Ireland of the Final Court Orders, the order and minute required by Section 75 of the Irish Companies Act, and such other orders or judgments as may be required under Irish law; (C) any notifications to or necessary consents and/or directions or rulings from the Irish Takeover Panel, (D) in connection with the applicable requirements of the Irish Control Act, (E) in connection with any applicable Antitrust Law, (F) filings with the SEC with respect to the Form 10 (as defined in Section 6.3(a) hereof); (G) filings with the Nasdaq National Market pursuant to Section 6.5(a) hereof; (H) filings with the LSE and the UKLA pursuant to Section 6.5 hereof, (I) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the law of any country other than the United States or Ireland, or (J) any filings in connection with the issuance of shares to Ceva and/or its nominee(s) and payment in connection therewith of all applicable capital duty; or (ii) where the failure to obtain any consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Ceva Material Adverse Effect.

4.4           SEC Filings.  DSP Group has filed all registration statements, forms, reports and other documents required to be filed by DSP Group with the SEC since January 1, 2000 and has made available to Parthus copies of all registration statements, forms, reports and other documents filed by DSP Group with the SEC since such date, all of which are available on EDGAR.  All such required registration statements, forms, reports and other documents (including those that DSP Group may file after the date hereof until the Effective Date) are referred to herein as the “DSP Group SEC Reports.”  The DSP Group SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DSP Group SEC Reports, and (ii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such DSP Group SEC Reports or necessary in order to make the statements in such DSP Group SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of DSP Group is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

4.5           Financial Statements.  DSP Group has provided Parthus with the Financial Statements.  The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of DSP Group and the Ceva Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of DSP Group, Ceva, and their respective Subsidiaries.  “Financial Statements” shall mean (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of DSP Group and the Ceva Business as of the end of and for each of the last three fiscal years, and (b) the audited consolidated balance sheet of the Ceva Business as of December 31, 2001 (the “Ceva Balance Sheet”) and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of DSP Group and the Ceva Business for the year ended as of December 31, 2001 (the “Ceva Balance Sheet Date”).

4.6           No Undisclosed Liabilities.  Except as disclosed in the DSP Group SEC Reports filed prior to the date hereof or in the Financial Statements, and except for normal and recurring liabilities incurred since the Ceva Balance Sheet Date in the Ordinary Course of Business, the Ceva Business does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with U.S. GAAP), and whether due or to become due, which, individually or in the aggregate, are reasonably likely to have a Ceva Material Adverse Effect.

4.7           Absence of Certain Changes or Events.

(a)           Except as disclosed in the DSP Group SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement and the Transaction Documents, since the Ceva Balance Sheet Date, the Ceva Business has been conducted only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate has had, or is reasonably likely to have, a Ceva Material Adverse Effect; or (ii) any other action or event that would have required the consent of Parthus pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

(b)           Since the Ceva Balance Sheet Date, there has not occurred or arisen (i) any material change by DSP Group or Ceva in its respective accounting methods, principles or practices, except as required by either of concurrent changes in U.S. GAAP, or (ii) any revaluation by DSP Group or Ceva of any of its assets, including, without limitation, writing down of the value of capitalized inventory or writing off or notes or accounts receivable other than in the Ordinary Course of Business.

4.8           Taxes.

(a)           Each of DSP Group, Ceva and their respective Subsidiaries has filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects.  None of DSP Group, Ceva or their respective Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return with respect to any Affiliated Group in which any corporation other than DSP Group or Ceva, as applicable, and their respective Subsidiaries are or were members with respect to any Affiliated Period.  Each of DSP Group, Ceva and their respective Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods, except where any such failure, individually or in the aggregate, is not reasonably likely to have a Ceva Material Adverse Effect.  The unpaid Taxes of each of DSP Group, Ceva and their respective Subsidiaries for tax periods through the Effective Time will not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Ceva Balance Sheet, as adjusted to reflect the Ordinary Course of Business of Ceva between the date of the Ceva Balance Sheet and the Effective Time, except where any failure to accrue or reserve, individually or in the aggregate, is not reasonably likely to have a Ceva Material Adverse Effect.  All Taxes that each of DSP Group, Ceva and their respective Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity; except where such failure, individually or in the aggregate, is not reasonably likely to have a Ceva Material Adverse Effect.

(b)           To the knowledge of each of DSP Group and Ceva no examination or audit of any Tax Return of either DSP Group, Ceva or any of their respective Subsidiaries or Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated.  None of DSP Group, Ceva or any of their respective Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that DSP Group or Ceva, as applicable, or their respective Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed.

(c)           None of DSP Group, Ceva or any of their respective Subsidiaries has any actual or potential liability for any Taxes of any person (other than DSP Group or Ceva, as applicable, and their respective Subsidiaries) under U.S. Treasury Regulation Section 1.1502–6 (or any similar provision of federal, state, local, provincial or foreign law), or as a transferee or successor, by contract, or otherwise, except such as would not have a Ceva Material Adverse Effect.  None of Ceva or the Ceva Subsidiaries is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement other than the Tax Indemnification Agreement and the Separation Agreement.

(d)           There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding federal, state, local, provincial or foreign Tax laws) that are required to be taken into account by Ceva or any of the Ceva Subsidiaries in any period ending after the Effective Date by reason of a change in method of accounting in any taxable period ending on or before the Effective Date.

(e)           None of DSP Group, Ceva or any of their respective Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.

(f)            There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Ceva Business, Ceva or any Ceva Subsidiary, other than with respect to Taxes not yet due and payable.

(g)           There is no limitation on the utilization by either Ceva or any of the Ceva Subsidiaries of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state, provincial or foreign law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement or the consummation of the Scheme).

(h)           Other than the Ceva Spinoff and any other transactions contemplated by the Separation Agreement, none of DSP Group, Ceva or any of their respective Subsidiaries has distributed to its stockholders or securityholders stock or securities of a controlled corporation, nor has stock or securities of DSP Group, Ceva or any of their respective Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement or the Scheme.

(i)            None of DSP Group, Ceva or their respective affiliates has taken or agreed to take any action, or knows of any circumstances, that would (i) prevent the Ceva Contribution from qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) prevent the Ceva Distribution from meeting the requirements of Section 355 of the Code, or (iii) cause the application of Section 355(e)(1) of the Code to the Ceva Distribution.

(j)            Neither the transactions contemplated by this Agreement nor the Scheme will result in the Ceva Business losing the “approved enterprise” status of its investment plans for the purpose of certain tax benefits in Israel pursuant to the Law for the Encouragement of Capital Investments, 1959.

4.9           Owned and Leased Real Properties.

(a)           Neither Ceva nor any of the Ceva Subsidiaries owns or has ever owned any real property.

(b)           Section 4.9 of the Ceva Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Ceva Business (collectively, the “Ceva Leases”) and the location of the premises.  None of DSP Group, Ceva, or any of the Ceva Subsidiaries or, to DSP Group’s or Ceva’s knowledge, any other party is in default under any of the Ceva Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Ceva Material Adverse Effect.  Neither Ceva nor any of the Ceva Subsidiaries leases, subleases or licenses any real property to any person other than Ceva and the Ceva Subsidiaries.  Ceva has provided Parthus with complete and accurate copies of all Ceva Leases.

4.10         Intellectual Property.

(a)           At the Effective Time, Ceva and the Ceva Subsidiaries will own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the Ceva Business as currently conducted, or that, without regard to the transactions contemplated by this Agreement or the other Transaction Documents, would be used or necessary as the Ceva Business is planned to be conducted (excluding, in each case, generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), except for such rights the absence of which, individually or in the aggregate, would not be reasonably likely to have a Ceva Material Adverse Effect.

(b)           The execution and delivery of this Agreement and consummation of the Scheme will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any material license, sublicense or other agreement relating to any Intellectual Property owned by Ceva or that will be owned by Ceva as a result of the Ceva Distribution and that is material to the Ceva Business, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by or expected to be sold or licensed by the Ceva Business (the “Ceva Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Ceva or any of the Ceva Subsidiaries is a party or, as a result of the Ceva Spinoff, will be a party and pursuant to which Ceva or any of the Ceva Subsidiaries is, or will be, authorized to use any third party Intellectual Property that is material to the Ceva Business, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Ceva Business (the “Ceva Third-Party Intellectual Property”).  Section 4.10(b)(i) of the Ceva Disclosure Schedule sets forth a complete and accurate list of issued patents, registered trademarks, registered service marks, trademarks, service marks, trademark applications, service mark applications, registered copyrights and mask work registrations constituting part of the Ceva Intellectual Property and Section 4.10(b)(ii) of the Ceva Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements related to the Ceva Third-Party Intellectual Property.  Ceva has provided to Parthus a complete and accurate list of patent applications constituting part of the Ceva Intellectual Property.

(c)           All registrations for patents, trademarks, service marks and copyrights which are held by the Ceva Business and which are material to the Ceva Business, are valid and subsisting; and no current pending application of the Ceva Business for any patent trademark, service mark or copyrights has been abandoned, withdrawn or rejected.  DSP Group, Ceva and the Ceva Subsidiaries have taken reasonable measures to protect the proprietary nature of the Ceva Intellectual Property.  To the knowledge of DSP Group and Ceva, no other person or entity is infringing, violating or misappropriating any of the Ceva Intellectual Property or Ceva Third Party Intellectual Property, except for infringements, violations or misappropriation which are not, individually or in the aggregate, reasonably likely to have a Ceva Material Adverse Effect.

(d)           To the knowledge of DSP Group and Ceva, none of the (i) products previously or currently sold or licensed by the Ceva Business or (ii) the Ceva Business itself infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations which are not, individually or in the aggregate, reasonably likely to have a Ceva Material Adverse Effect.  None of DSP Group, Ceva or any of the Ceva Subsidiaries has received any complaint, claim or notice in writing alleging any such infringement, violation or misappropriation.

4.11         Agreements, Contracts and Commitments.

(a)           There are no contracts or agreements that would constitute material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Ceva Business, other than those identified on the exhibit indices of the DSP Group SEC Reports filed prior to the date hereof (such contracts, together with the agreements set forth at Section 4.11(a) of the Ceva Disclosure Schedules “Ceva Material Contracts”).  Each Ceva Material Contract is in full force and effect and is enforceable in accordance with its terms.  None of DSP Group, Ceva or any of their respective Subsidiaries or, to DSP Group’s or Ceva’s knowledge, any other party to any Ceva Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Ceva Material Adverse Effect.

(b)           Section 4.11(b) of the Ceva Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which DSP Group, Ceva or any of the Ceva Subsidiaries is a party or by which it is bound with any Affiliate of Ceva (other than any Ceva Subsidiary which is a direct or indirect wholly owned subsidiary of Ceva).  Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.11(b) of the Ceva Disclosure Schedule, and all contracts or arrangements between Ceva and its executive officers have heretofore been furnished to Parthus.  Except as disclosed in the DSP Group SEC Reports filed prior to the date of this Agreement, none of DSP Group, Ceva or any of their respective Subsidiaries has entered into any transaction with any Affiliate of Ceva or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)           There is no non-competition or other similar agreement, commitment, judgment, injunction or order relating to or affecting the Ceva Business to which DSP Group, Ceva or any of their respective Subsidiaries is a party or to which DSP Group, Ceva or any of their respective Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Ceva Business or the business of Parthus or any of the Parthus Subsidiaries as currently conducted and as proposed to be conducted in any material respect.  None of DSP Group, Ceva or any of their respective Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of the Ceva Business’ technology or products, or providing services to, customers or potential customers or any class of customers of the Ceva Business, in any geographic area, during any period of time or any segment of the market or line of business.

(d)           None of DSP Group, Ceva or any of the Ceva Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Parthus Intellectual Property as a result of the transactions contemplated by this Agreement or the consummation of the Scheme.

4.12         Litigation.  Except as described in the DSP Group SEC Reports filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of DSP Group or Ceva, threatened with respect to the Ceva Business against or affecting DSP Group, Ceva or any of their respective Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Ceva Material Adverse Effect, or which in any manner challenges or seeks to enjoin any of the transactions contemplated by this Agreement.  There are no material judgments, orders or decrees outstanding with respect to the Ceva Business against DSP Group, Ceva or any of the Ceva Subsidiaries.

4.13         Environmental Matters.  Except as disclosed in the DSP Group SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Ceva Material Adverse Effect:

(i)            The Ceva Business has been conducted and is being conducted in compliance with all applicable Environmental Laws;

(ii)           the properties currently, or which after the completion of the Ceva Spinoff will be, owned, leased or operated by Ceva and the Ceva Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii)          the properties formerly owned, leased or operated by DSP Group, Ceva or any of the Ceva Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Ceva or any of the Ceva Subsidiaries;

(iv)          none of DSP Group, Ceva or any of the Ceva Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

(v)           none of DSP Group, Ceva or any of the Ceva Subsidiaries has released any Hazardous Substance into the environment;

(vi)          none of DSP Group, Ceva or any of the Ceva Subsidiaries has received any notice, demand, letter, claim or request for information alleging that DSP Group, Ceva or any of the Ceva Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(vii)         neither DSP Group, Ceva nor any of the Ceva Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(viii)        there are no circumstances or conditions involving DSP Group, Ceva, any of the Ceva Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Ceva Business pursuant to any Environmental Law.

4.14         Employee Benefit Plans.

(a)           Ceva has no material retirement or pension plans, schemes, practices or arrangements of any kind, whether written or oral, maintained by Ceva or the Ceva Subsidiaries (now or in the past) or to which Ceva or the Ceva Subsidiaries makes or has made contributions (other than as required solely by statute or regulation) (collectively, the “Ceva Pension Schemes”).  Except as disclosed on Section 4.14(a) of the Ceva Disclosure Schedule, Ceva has no material incentive compensation, deferred compensation, profit sharing, share purchase, share option, life, health, disability or other insurance plans, severance or separation plans or any other employee benefit plans or practices or arrangements of any kind, whether written or oral, maintained by Ceva or the Ceva Subsidiaries (now or in the past) or to which Ceva or the Ceva Subsidiaries makes or has made contributions (other than as required solely by statute or regulation) (collectively, the “Ceva Employee Benefit Plans”).  Other than the Ceva Pension Schemes and Ceva Employee Benefit Plans, there are no material arrangements (other than as required solely by statute or regulation) to which Ceva or the Ceva Subsidiaries contributes, or has contributed, or may become liable to contribute under which benefits of any kind are payable to or in respect of the employees of Ceva or the Ceva Subsidiaries on retirement or death, or in the event of disability or sickness, termination of employment, or in other similar circumstances.

(b)           Ceva has made available to Parthus true and correct copies (as amended through the date hereof) of all documents constituting or relating to all Ceva Pension Schemes and Ceva Employee Benefit Plans and all similar plans, schemes, practices or arrangements of any kind for any employees of the Ceva Business.

(c)           None of the benefits under a Ceva Pension Scheme or Ceva Employee Benefit Plan has been materially augmented, nor will Ceva or the Ceva Subsidiaries make any commitments to augment materially any such benefits.  Except as described in Section 4.14(c) of the Ceva Disclosure Schedule, no condition, agreement or plan provision or, with respect to the jurisdictions in which the Ceva Business’ employees are located, rule of law, statute or common law doctrine of “acquired rights” materially limits the right of Ceva or the Ceva Subsidiaries to amend, cut back or terminate any Ceva Pension Scheme or Ceva Employee Benefit Plan, nor will the transactions contemplated by this Agreement or the consummation of the Scheme materially limit the right of Ceva, the Ceva Subsidiaries, or Ceva to amend, cut back or terminate any Ceva Pension Scheme or Ceva Employee Benefit Plan.

(d)           Ceva and each of the Ceva Subsidiaries has not received any notice or directive that it has not complied with all material provisions of the Ceva Pension Schemes applicable to it and has no knowledge of any reason why the tax exempt (or favored) status, if any, of any of the Ceva Pension Schemes or Ceva Employee Benefit Plans might be withdrawn.

(e)           There are not in respect of any Ceva Pension Scheme or Ceva Employee Benefit Plan or the benefits thereunder any actions, suits or claims pending or, to the knowledge of Ceva and the Ceva Subsidiaries, threatened (other than routine claims for benefits or such actions, suits or claims that would not, individually or in the aggregate, reasonably be expected to have a Ceva Material Adverse Effect).

(f)            None of the Ceva Pension Schemes is currently, nor has ever been, a “defined benefit plan”, as defined in ERISA.

(g)           With respect to any Ceva Pension Scheme or Ceva Employee Benefit Plan that is subject to ERISA, (i) there have been no prohibited transactions, except those that would not, individually or in the aggregate, reasonably be expected to have a Ceva Material Adverse Effect, and (ii) neither Ceva’s nor any of the Ceva Subsidiaries’ directors, officers, employees or other “fiduciaries,” as such terms is defined in Section 3(21) of ERISA, have committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the plans which would subject Ceva, the Ceva Subsidiaries, Ceva, or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, except any breach that would not, individually or in the aggregate, reasonably be expected to have a Ceva Material Adverse Effect.

(h)           Ceva does not contribute (and has not ever contributed) to any multiemployer plan, as defined in Section 3(37) of ERISA.  Neither Ceva nor the Ceva Subsidiaries has any potential liability for death or medical benefits after separation from employment other than (i) death benefits under the employee benefit plans or programs set forth under the caption referencing this Section 4.14(h) of the Ceva Disclosure Schedule and (ii) health care continuation benefits (COBRA benefits) described in Section 601 et seq. of ERISA or other applicable state law.

4.15         Compliance With Laws.  With respect to the Ceva Business, DSP Group, Ceva and each of the Ceva Subsidiaries has complied with, is not in violation of, and none of DSP Group, Ceva or the Ceva Subsidiaries has received any notice alleging any violation with respect to, and, to the knowledge of each of DSP Group and Ceva, no investigation currently is pending relating to, any applicable provisions of any statute, law, regulation, judgment or order with respect to the Ceva Business, or the ownership or operation of the properties or assets of the Ceva Business, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Ceva Material Adverse Effect.

4.16         Permits.  As of the completion of the Ceva Spinoff, Ceva and each of the Ceva Subsidiaries shall have all permits, licenses and franchises from Governmental Entities required to conduct the Ceva Business (the “Ceva Permits”), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, shall not have resulted in, and shall not be reasonably likely to result in, a Ceva Material Adverse Effect.  As of the completion of the Ceva Spinoff, Ceva and the Ceva Subsidiaries will be in compliance with the terms of the Ceva Permits, except where the failure to so comply, individually or in the aggregate, will not be reasonably likely to have a Ceva Material Adverse Effect.  No Ceva Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement or the Scheme.

4.17         Labor Matters.  None of DSP Group, Ceva or any of the Ceva Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding in connection with the Ceva Business with a labor union or labor organization.  None of DSP Group, Ceva or any of the Ceva Subsidiaries is the subject of any proceeding asserting that Ceva or any of the Ceva Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization in connection with the Ceva Business which, individually or in the aggregate, is reasonably likely to have a Ceva Material Adverse Effect, nor is there pending or, to the knowledge of DSP Group or Ceva, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving DSP Group, Ceva or any of their respective Subsidiaries.

4.18         Insurance.  DSP Group, Ceva and the Ceva Subsidiaries collectively maintain insurance policies with respect to the Ceva Business (the “Ceva Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses.  Each Ceva Insurance Policy is in full force and effect.

4.19         No Existing Discussions.  As of the date of this Agreement, none of DSP Group, Ceva or any of the Ceva Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any (i) proposal or offer for a merger, consolidation, scheme of arrangement, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Ceva Business, (ii) any proposal for the issuance by any Ceva or any Ceva Subsidiary of over 20% of its equity securities, or (iii) any proposal or offer to acquire in any manner over 20% of the equity securities or consolidated total assets of Ceva, any Ceva Subsidiary or the Ceva Business, in each case other than the Combination contemplated by this Agreement.

4.20         Opinion of Financial Advisor.  The financial advisor of Ceva, Morgan Stanley International, has delivered to Ceva an opinion dated the date of this Agreement to the effect, as of such date, that the Ordinary Allotment Ratio is fair to the holders of Ceva Common Stock from a financial point of view, a signed copy of which opinion will be delivered promptly to Parthus.

4.21         Section 203 of the DGCL Not Applicable.  The Ceva Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, or the consummation of the Scheme or the other transactions contemplated by this Agreement or the Scheme.

4.22         Brokers; Schedule of Fees and Expenses.

(a)           No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Ceva or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement or Scheme, except Morgan Stanley International, whose fees and expenses shall be paid by Ceva.  Ceva has delivered to Parthus a complete and accurate copy of all agreements pursuant to which Morgan Stanley International is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement or the Scheme.

(b)           Promptly after the Effective Time, DSP Group shall deliver to Parthus a complete and accurate list of the estimated fees and expenses, up to a maximum of $2 million, incurred and to be incurred by DSP Group, Ceva or any of the Ceva Subsidiaries in connection with this Agreement, the transactions contemplated by this Agreement and the consummation of the Scheme (including the fees and expenses of Morgan Stanley International and of DSP Group and Ceva’s legal counsel and accountants).

4.23         Form 10; Other Filings.  None of the information supplied or to be supplied by DSP Group or Ceva or any DSP Group Subsidiary or Ceva Subsidiary for inclusion or incorporation by reference in (i) the Form 10, (ii) the documents issued or filed as part of the Scheme; (iii) the application for listing to the UKLA and for the trading of Ceva Common Stock on the LSE, or (iv) the application made under the Irish Control Act will at the time such document is either declared effective, approved by the appropriate entity, issued or filed, and at the time the Information Statement is first mailed to the DSP Group Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Notwithstanding the foregoing, DSP Group and Ceva make no representation or warranty with respect to any information supplied by or related to Parthus or its Affiliates which is contained in any of the foregoing documents.

ARTICLE V

CONDUCT OF BUSINESS

5.1           Covenants of Parthus.  Except as expressly provided herein or as consented to in writing by DSP Group or, after the completion of the Ceva Distribution, by Ceva, from and after the date of this Agreement until the earlier of (1) the termination of this Agreement in accordance with its terms or (2) the Effective Time, Parthus shall, and shall cause each of the Parthus Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of the Parthus Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parthus shall not, and shall cause the Parthus Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of DSP Group or Ceva, as applicable:

(a)           except in connection with the Capital Repayment, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than dividends and distributions by a direct or indirect wholly owned Parthus Subsidiary to its parent); (B) other than in connection with the rounding of the nominal value of the Parthus Ordinary Shares to €0.0003 per share split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or any of its other securities; or (C) purchase, redeem or otherwise acquire any of its shares or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)           except as permitted by Sections 5.1(l) and 5.1(n), or as contemplated by the terms of this Agreement and the other Transaction Documents, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its shares, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Parthus Ordinary Shares upon the exercise of Parthus Share Options outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises));

(c)           except as may be necessary to effect the Capital Reduction, to round the per share nominal value of the Parthus Ordinary Shares to €0.0003, to effect the assumption by Ceva of Parthus Share Options and the obligations with respect to the issuance of the Chicory Earn-Out Shares, or to effect the Scheme, amend its memorandum and articles of association or other comparable charter or organizational documents;

(d)           except for Parthus Permitted Acquisitions and purchases of inventory in the Ordinary Course of Business, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Parthus and the Parthus Subsidiaries, taken as a whole.  For purposes of this Agreement, the term “Parthus Permitted Acquisitions” shall mean any transactions (1) (a) which are in the existing line of business, or a related line of business, of Parthus and the Parthus Subsidiaries, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed US$1.0 million in the aggregate, (c) which do not present a material risk of delaying the Combination or making it more difficult to obtain any consent or approval necessary for the consummation of the Combination, (d) which do not, individually or in the aggregate, require approval of the Parthus Shareholders, and (e) which do not require the issuance of any shares of its share capital, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (except for options assumed or granted to employees or future employees), (2) which are internal reorganizations solely involving existing wholly-owned (except for de minimis local ownership as required under applicable foreign laws) Parthus Subsidiaries, or (3) which are set forth in Section 5.1 of the Parthus Disclosure Schedule;

(e)           sell, dispose of, pledge, encumber or otherwise transfer the stock of any of the Parthus Subsidiaries or any assets material to Parthus and the Parthus Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property, but excluding the sale or license of products in the Ordinary Course of Business);

(f)            except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation, business combination, share exchange or scheme of arrangement or any acquisition or disposition of all or substantially all of the assets or securities of Parthus or any of the Parthus Subsidiaries;

(g)           (A) incur or suffer to exist any indebtedness (contingent or otherwise) for borrowed money other than such indebtedness which existed as of December 31, 2001, as reflected on the Parthus Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Parthus or any of the Parthus Subsidiaries, guarantee any debt securities of another person other than a Parthus Subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Parthus in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Parthus or any direct or indirect wholly owned Parthus Subsidiaries; provided however, that Parthus may, in the Ordinary Course of Business continue to invest in debt securities maturing not more than 90 days after the date of investment, or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Parthus or the Parthus Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)           make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US$500,000 in the aggregate for Parthus and the Parthus Subsidiaries, taken as a whole, other than as set forth in Parthus’s budget for capital expenditures made available to Ceva or the specific capital expenditures disclosed and set forth in Section 5.1(b) of the Parthus Disclosure Schedule;

(i)            make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC, the UKLA or a change in U.S. GAAP or Irish generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)            modify, amend or terminate any material contract or agreement to which Parthus or any of the Parthus Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Parthus or any of the Parthus Subsidiaries), except in the Ordinary Course of Business or to the extent subject to reserves reflected on the Parthus Balance Sheet in accordance with U.S. GAAP;

(k)           (A) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, Parthus or any of the Parthus Subsidiaries (B) except in the Ordinary Course of Business, license any material intellectual property rights to or from any third party; or (C) enter into any agreement for the exclusive use of any Parthus Intellectual Property, whether or not in the Ordinary Course of Business.

(l)            except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to adopting, entering into, terminating or amending any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director or officer or any material number of employees or consultants or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or officer or any material number of employees or consultants (except for (i) annual increases of the salaries of non-officer employees in the Ordinary Course of Business, (ii) such salary increases on a going-forward basis in the ordinary course (consistent in amount with market practice) as may be effected upon the termination of the current salary freeze of Parthus, and such salary adjustments on a going-forward basis as may be effected upon the termination of temporary salary cuts with respect to senior management, each as previously disclosed to DSP Group and Ceva, and (iii) bonuses with respect to which a contractual obligation of payment exists on the date hereof), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted share awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of share options, share appreciation rights, share-based or share-related awards, performance units or restricted shares, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of options to purchase Parthus Ordinary Shares to (i) new hires, which grants shall not exceed 2,760,000 Parthus Ordinary Shares (in the form of Parthus Ordinary Shares or Parthus ADSs) in the aggregate, and (ii) to existing employees to the extent that options outstanding on the date hereof are cancelled or lapse unexercised, and which option grants shall have an exercise price equal to the fair market value of Parthus Ordinary Shares on the date of grant (determined in a manner consistent with Parthus’s existing practice for establishing fair market value for option grants and which option grants shall otherwise be upon Parthus’s customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m)          make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

(n)           commence any offering of Parthus Ordinary Shares after July 2, 2002 pursuant to the Parthus ESPP;

(o)           initiate, compromise or settle any material litigation or arbitration proceeding;

(p)           open or close any material facility or office;

(q)           fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r)            take any action which would constitute a “frustrating action” under the Irish Takeover Rules; or

(s)           authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of Parthus in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.2           Covenants of DSP Group and Ceva.  Except as expressly provided herein or as consented to in writing by Parthus, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, with respect to the Ceva Business, each of DSP Group and Ceva shall, and shall cause each of the Ceva Subsidiaries to, act and carry on the Ceva Business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform the other obligations of the Ceva Business when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve the Ceva Business’, Ceva’s and each of the Ceva Subsidiaries’ business organization, assets and properties, keep available the services of the Ceva Business’ present officers and key employees and preserve the advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the Ceva Business.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, with respect to and insofar as any such action would affect the Ceva Business, DSP Group and Ceva shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parthus:

(a)           except as may be necessary to effectuate the Ceva Spinoff, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of DSP Group (other than Ceva) to its parent, or by a direct or indirect wholly owned Subsidiary of Ceva to its parent); (B) except for shares of Ceva Common Stock issued to DSP Group prior to the Effective Time, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)           except as permitted by Section 5.2(m) and except as necessary to effectuate the Ceva Spinoff, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than as contemplated by the terms of this Agreement and the other Transaction Documents and other than the issuance of Ceva Common Stock upon the exercise of Ceva Stock Options outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises or Ceva Stock Options granted as contemplated by Section 5.2(m));

(c)           amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except to the extent necessary to carry into effect the Ceva Spinoff or as otherwise expressly provided by this Agreement;

(d)           except for DSP Group Permitted Acquisitions and purchases of inventory in the Ordinary Course of Business, acquire as part of the Ceva Business (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) other than by Ceva pursuant to the Ceva Contribution and pursuant to the Scheme, any assets that are material, in the aggregate, to the Ceva Business.  For purposes of this Agreement, the term “DSP Group Permitted Acquisitions” shall mean any transactions (1) (a) which are in the existing line of business, or a related line of business, of the Ceva Business, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed US$1,000,000 in the aggregate, (c) which do not present a material risk of delaying the Combination or making it more difficult to obtain the Private Letter Ruling (as defined in Section 6.2(a) hereof) or any consent or approval necessary for the consummation of the Combination, (d) which do not, individually or in the aggregate, require approval of DSP Group’s or Ceva’s stockholders and (e) which do not require the issuance of any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, (2) which are internal reorganizations solely involving existing wholly-owned (except for de minimis local ownership as required under applicable foreign laws) Subsidiaries of DSP Group, or (3) which are set forth in Section 5.2 of the Ceva Disclosure Schedule;

(e)           except pursuant to the Ceva Contribution, sell, dispose of pledge, encumber or otherwise transfer the stock of any of the Ceva Subsidiaries or any assets material to the Ceva Business (including any accounts, leases, contracts or intellectual property, but excluding the sale or license of products in the Ordinary Course of Business);

(f)            adopt or implement any stockholder rights plan;

(g)           except as may be necessary to effectuate the Ceva Spinoff, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, share exchange, scheme of arrangement or any acquisition or disposition of all or substantially all of the assets or securities of Ceva or any of the Ceva Subsidiaries or the Ceva Business;

(h)           (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 31, 2001 as reflected on Ceva Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of DSP Group, Ceva or any of the Ceva Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of DSP Group or Ceva in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than DSP Group, Ceva or any of their direct or indirect wholly owned Subsidiaries; provided however, that DSP Group and Ceva may, in the Ordinary Course of Business continue to invest in debt securities maturing not more than 90 days after the date of investment, or (D) except as consistent with past practice and in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect DSP Group, Ceva or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i)            make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US$500,000 in the aggregate, other than as set forth in DSP Group’s or Ceva’s budget for capital expenditures for the Ceva Business made available to Parthus or the specific capital expenditures disclosed and set forth in Section 4.6 of the Ceva Disclosure Schedule;

(j)            make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in U.S. GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(k)           modify, amend or terminate any material contract or agreement relating to the Ceva Business to which DSP Group, Ceva or any of the Ceva Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of DSP Group, Ceva or any of the Ceva Subsidiaries), with respect to such contracts, except in the Ordinary Course of Business or to the extent subject to reserves reflected on the Ceva Balance Sheet in accordance with U.S. GAAP;

(l)            (A) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the rendering of services by third parties or the distribution, sale, marketing or licensing by third parties of the products related to the Ceva Business or (B) license any material intellectual property rights related to the Ceva Business to or from any third party;

(m)          except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) except in accordance with the Ceva Spinoff, take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant of the Ceva Business or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant of the Ceva Business (except for (i) annual increases of the salaries of non-officer employees in the Ordinary Course of Business and (ii) bonuses with respect to which a contractual obligation of payment exists on the date hereof), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards of any employee, consultant, officer of director of the Ceva Business, (D) pay any material benefit to any employee, consultant, officer or director of the Ceva Business not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock to any director, officer, employee or consultant of the Ceva Business, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) except for the issuance of stock options pursuant to the Separation Agreement and the grant of options to purchase shares of Ceva Common Stock to (i) new hires of the Ceva Business, which grants shall not exceed 100,000 shares in the aggregate (it being understood that such amounts are included in the share amounts set forth in the third sentence of Section 4.2(b), and (ii) to existing employees to the extent that options outstanding on the date hereof are cancelled or lapse unexercised, and which option grants shall have an exercise price equal to the fair market value of Ceva Common Stock on the date of grant (determined in a manner consistent with DSP Group’s or Ceva’s existing practice for establishing fair market value for option grants and which option grants shall otherwise be upon DSP Group’s or Ceva’s customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan specifically for the Ceva Business;

(n)           make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

(o)           initiate, compromise or settle any material litigation or arbitration proceeding relating to the Ceva Business;

(p)           open or close any facility or office relating to the Ceva Business;

(q)           fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement relating to the Ceva Business;

(r)            fail to pay accounts payable and other obligations in the Ordinary Course of Business relating to the Ceva Business;

(s)           take any actions that would result in Ceva’s working capital being less than zero on the Effective Date; or

(t)            authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of DSP Group or Ceva in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.3           Confidentiality.  The parties acknowledge that Parthus and DSP Group have previously executed a Mutual Non-Disclosure Agreement, dated as of March 4, 2002 (superseding the Mutual Non-Disclosure Agreement between the parties dated as of January 15, 2002) (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           No Solicitation.

(a)           Cessation of Negotiation.  Subject to any obligations imposed under Rule 20.2(a) of the Irish Takeover Rules, immediately upon the release of the press release announcing the execution of this Agreement, Parthus shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursing an Acquisition Proposal (as defined in Section 6.1(c) with Parthus; provided that, subject to Section 6.1(b), if any such inquiries are made after the date hereof, Parthus shall respond by stating that it is a party to a binding agreement with DSP Group and Ceva and is prohibited thereby from further responding to such inquiries.

(b)           No Solicitation.  Beginning immediately upon the release of the press release announcing the execution of this Agreement, for all periods thereafter prior to termination of this Agreement pursuant to Article VIII hereof, Parthus will not and Parthus will cause the Parthus Subsidiaries, and any officers, directors or employees of, and any investment bankers, attorneys or other agents retained by or acting on behalf of, Parthus or any of the Parthus Subsidiaries, not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or the making of any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal.  Notwithstanding anything to the contrary contained in this Section 6.1 or in any other provision of this Agreement, prior to the Court Meeting, the Parthus Board may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a “Potential Acquiror”) or approve or recommend an unsolicited Acquisition Proposal if both (A) a majority of the directors of Parthus Board, including a majority of the nonexecutive directors (the “Nonexecutive Directors”), determine in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to Parthus an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the Nonexecutive Directors determines in good faith, after receiving advice from outside legal counsel that the participation in such discussions or negotiations or the furnishing of such information is required by Parthus Board’s fiduciary duties under applicable law, the provisions of the Irish Takeover Panel Act of 1997 or any rules or directions made by the Irish Takeover Panel thereunder (the “Irish Takeover Rules”) or any other applicable law or regulation.  In the event that Parthus shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Ceva the identity of the recipient of such information and of the Potential Acquiror, the terms of such Acquisition Proposal and copies of all such information, and shall further promptly inform Ceva in writing as to the fact that such information is to be provided after compliance with the terms of the preceding sentence and shall keep Ceva updated as to the progress of such Acquisition Proposal.  Nothing contained herein shall prevent Parthus from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or the Irish Takeover Rules or any direction or ruling of the Irish Takeover Panel with regard to an Acquisition Proposal or making any disclosure to Parthus’s Shareholders if, in the good faith judgment of the Parthus Board, after receiving advice from outside legal counsel, such disclosure is required by applicable law or the Irish Takeover Rules or any ruling or direction of the Irish Takeover Panel.  Without limiting the foregoing, Parthus understands and agrees that any violation of the restrictions set forth in this Section 6.1(b) shall be deemed to be a breach of this Section 6.1(b) sufficient to enable DSP Group and Ceva to terminate this Agreement pursuant to Section 8.1(e)(i) hereof.

(c)           Acquisition Proposal.  For the purposes of this Agreement “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, scheme of arrangement, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Parthus and the Parthus Subsidiaries, taken as a whole, (ii) any proposal for the issuance by Parthus or any of the Parthus Subsidiaries of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of Parthus, in each case other than the Combination contemplated by this Agreement.

(d)           Superior Proposal.  The term “Superior Proposal” means any bona fide Acquisition Proposal to acquire (including by means of a scheme of arrangement), directly or indirectly, for consideration consisting of cash and/or securities of a third party, more than 50% of the Parthus Ordinary Shares then outstanding or all or substantially all of the assets of Parthus, and otherwise on terms that a majority of the Nonexecutive Directors determines, in good faith, to be more favorable to Parthus and the Parthus Shareholders than the Combination (after receiving advice from Parthus’s independent financial advisor that the Acquisition Proposal is more favorable to the Parthus Shareholders, from a financial point of view, than the Combination) and for which financing, to the extent required, is then firmly committed.

6.2           Tax Rulings.

(a)           Private Letter Ruling.  DSP Group (with the cooperation and assistance of Parthus) shall use its commercially reasonable efforts to obtain and cause to continue in effect through the Effective Date a private letter ruling from the Internal Revenue Service (the “Private Letter Ruling”) to the effect that, among other things, (i) the Ceva Contribution qualifies either as a reorganization within the meaning of Section 368 of the Code or as an exchange within the meaning of Section 351 of the Code, (ii) the Ceva Distribution and the Internal Distribution (as defined in the Internal Revenue Service Ruling Letter issued to DSP Group dated September 26, 2001) comply with the requirements of Section 355 of the Code, and (iii) other transactions and events as to which DSP Group may request rulings in good faith and in the reasonable exercise of its discretion will not cause Section 355(e) of the Code to apply to the Ceva Distribution and the Internal Distribution.

(b)           Israeli Tax Confirmation.  DSP Group (with the cooperation and assistance of Parthus) shall use its commercially reasonable efforts to obtain and cause to continue in effect through the Ceva Distribution Date a confirmation from the Israeli tax authority (the “Israeli Tax Confirmation”) that confirms that the original Israeli tax rulings dated February 18, 2001 and May 31, 2001 continue to apply to the Internal Distribution notwithstanding the transactions contemplated by this Agreement.

6.3           Form 10

(a)           During the time that the Private Letter Ruling is pending, DSP Group and Ceva shall prepare and file with the SEC the General Form for Registration of Securities on Form 10, including an information statement describing the Ceva Spinoff and information concerning the business, operations and financial information of Ceva to be distributed to the DSP Group Stockholders (the “Information Statement”), pursuant to which all of the outstanding Ceva Common Stock as of the Ceva Distribution Date will be registered under the Exchange Act (together with all amendments thereto, the “Form 10”).  Each of Ceva and DSP Group shall respond to any comments of the SEC and use such commercially reasonable efforts as may be necessary in order to cause the Form 10 to become and remain effective as required by law, including, but not limited to, filing such amendments to the Form 10 as may be required by the SEC or applicable securities laws.  DSP Group and Ceva shall take such other actions and make any other filings as may be necessary or appropriate under the securities or blue sky laws of the United States or any other relevant jurisdiction in connection with the Ceva Distribution; and, with respect to any such actions and filings, where applicable, shall use commercially reasonable effort to have such filings become effective or accepted.

(b)           DSP Group and Ceva will provide drafts of the Form 10 and Information Statement to Parthus as soon as practicable following the execution of this Agreement and Parthus will give such assistance in a timely manner as may be required by DSP Group and Ceva in relation to those parts of the Form 10 and Information Statement that relate to Parthus and the combined business of Ceva and Parthus.

(c)           DSP Group and Ceva shall mail to the holders of DSP Group Common Stock as of the DSP Group Record Date (as defined in Section 6.6(b) hereof) the Information

Statement and such other information concerning Ceva, the Ceva Business, its operations and management, the Ceva Contribution, the Ceva Distribution and such other matters as DSP Group and Ceva shall reasonably determine and as may be required by law.

6.4           Scheme Document

(a)           During the time that the Private Letter Ruling is pending, Parthus (and, to the extent required, Ceva) shall use its commercially reasonable efforts to procure the preparation of documentation necessary for the implementation of the Scheme including a circular for distribution to Parthus Shareholders (the “Scheme Document”) containing (i) the Scheme (which shall be substantially in the form of Exhibit A, with such modifications, additions or conditions as may be necessary as a result of any ruling or direction by the Irish Takeover Panel or as may be agreed by DSP Group and Parthus, in each such case, as approved by the High Court; or as may otherwise by imposed by the High Court); (ii) the notice or notices, if applicable, convening the relevant meeting or meetings of Parthus Shareholders (the “Court Meeting”) to be convened pursuant to an order of the High Court for the purpose of considering and, if thought fit, approving the Scheme; (iii) an explanatory statement as required by Section 202 of the Irish Companies Act with respect to the Scheme; (iv) such other information as may be required by, or in accordance with, the Irish Companies Acts, the Irish Takeover Rules, any ruling or direction of the Irish Takeover Panel or the rules of the Nasdaq National Market (the “Nasdaq”) or the UKLA; (v) a notice convening an extraordinary general meeting of Parthus (the “EGM”) at which the resolutions as to the Capital Reduction and the Capital Repayment and such other resolutions as may be necessary to approve the Scheme, and ancillary matters relating thereto or in respect of any of the transactions contemplated by this Agreement will be proposed; and (vi) such other information as Parthus and DSP Group shall agree;

(b)           Subject to (i) the satisfaction of the pre–condition set forth at Section 7.2(a); (ii) the High Court making the order on the motion for directions pursuant to Section 201(1) of the Irish Companies Act; (iii) the Scheme Document and forms of proxy being settled (insofar as required) with the High Court; and (iv) such documents (insofar as required) being approved by Nasdaq and the UKLA, Parthus (with the assistance of DSP Group and Ceva) shall use its commercially reasonable efforts to procure the mailing of the Scheme Document and forms of proxy to the Parthus Shareholders in accordance with the order from the High Court and thereafter publish and/or post the requisite advertisements and such other documents and information as the High Court may approve or direct from time to time in connection with the due implementation of the Scheme under Sections 72 and 201 of the Irish Companies Act; and

(c)           Parthus will provide drafts of the Scheme Document to Ceva to enable Ceva to give such assistance in a timely manner as may be required in relation to those parts of the Scheme Document that relate to Ceva, the Ceva Business or the combined business of Parthus and Ceva.

6.5           Listing.

(a)           During the time that the Private Letter Ruling is pending, DSP Group and Ceva shall use their respective commercially reasonable efforts to prepare (i) listing particulars

(the “Listing Particulars”) complying with the Listing Rules and (ii) an application for the listing of the Ceva Common Stock on Nasdaq (the “Nasdaq Application”).

(b)           Subject to (i) satisfaction of the pre-condition set forth at Section 7.2(a); (ii) the High Court making the order on the motion for directions pursuant to Section 201(1) of the Irish Companies Act; (iii) the Scheme Document and forms of proxy being settled (insofar as required) with the High Court; and (iv) such documents (insofar as required) being approved by Nasdaq and the UKLA, DSP Group and Ceva shall use their respective commercially reasonable efforts to procure approval of the Listing Particulars and the Nasdaq Application by the UKLA and the Nasdaq National Market, respectively.

(c)           Ceva will provide drafts of the Listing Particulars to Parthus and Parthus shall give such assistance in a timely manner as may be required in relation to those parts of the Listing Particulars that relate to Parthus or the combined business of Parthus and Ceva.

6.6           The Ceva Spinoff.

(a)           DSP Group and Ceva shall use their commercially reasonable efforts to take all steps necessary to effectuate the Ceva Spinoff immediately prior to, but conditional upon, the Combination in accordance with the provisions of the Separation Agreement.  In connection with the Ceva Spinoff, DSP Group and Ceva shall use their commercially reasonable efforts to take the actions and make the filings further described in this Section 6.6.

(b)           On or prior to the Effective Date, DSP Group shall distribute 100% of the Ceva Common Stock to holders of record of DSP Group Common Stock on the date determined by the DSP Group Board as the record date for determining the shareholders of DSP Group entitled to receive shares of Ceva Common Stock in the Ceva Distribution (the “DSP Group Record Date”).

(c)           DSP Group and Ceva shall obtain any material Governmental Approvals and consents necessary to consummate the Ceva Spinoff.

(d)           On or before the Ceva Distribution Date, DSP Group and Ceva shall execute the Tax Indemnification and Allocation Agreement in the form set forth as Exhibit B.

(e)           On or before the date of the Ceva Distribution, DSP Group and Ceva shall execute the following agreements with respect to the Ceva Spinoff in a form reasonably satisfactory to Parthus: the Separation Agreement by and among DSP Group, DSP Group Ltd., Ceva, DSP Corage Inc., and Corage, Ltd.; the Ceva Technology Transfer Agreement by and between DSP Group and Ceva; the Corage, Ltd. Technology Transfer Agreement by and between DSP Group, Ltd. and Corage, Ltd.; the DSP Corage Technology Transfer Agreement by and between Ceva and DSP Corage Inc.; an amendment to the Intercompany Company Services Agreement by and between DSP Group and DSP Group, Ltd.; an amendment to the Cost Sharing Agreement by and between DSP Group and DSP Group, Ltd.; and the Tax Indemnification and Allocation Agreement by and between DSP Group and Ceva; and shall on the date of the Ceva Distribution effect the transactions contemplated by such agreements and the Separation Agreement, including the contribution of US$40 million to Ceva by DSP Group as contemplated therein.

(f)            DSP Group and Ceva shall prepare and file with the appropriate Governmental Authority any documents or statements which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Ceva Spinoff.

(g)           Parthus has reviewed and agreed to the form of Separation Agreement as of the date hereof.  No changes shall be made in the agreed-upon form of the Separation Agreement without the consent of the parties hereto.

6.7           Shareholder and Court Approvals.

On the terms and subject to the pre-condition and conditions set forth in Article VII hereof, Parthus, DSP Group and Ceva shall take or cause to be taken all such steps as are within their respective powers and necessary to implement the Scheme, including:

(a)           consulting with each other regarding the anticipated timing of the issuance of the Private Letter Ruling.  When the Parties agree that issuance of the Private Letter Ruling is imminent, Parthus shall apply to the High Court by way of notice of motion for directions as to the holding of the Court Meeting;

(b)           for the purpose of considering and (if thought fit) approving the Capital Reduction and the Capital Repayment and any other resolutions necessary or incidental thereto or to the other transactions contemplated by this Agreement, Parthus shall take the necessary actions to convene the EGM to take place immediately before the Court Meeting (or, if agreed between the Parties and approved by the High Court, as part of the Court Meeting) and shall consult with DSP Group and Ceva regarding the likely composition of the list of creditors which is required to be settled by the High Court pursuant to section 73(2) (b) of the Irish Companies Act; provided that the Parties agree that an application shall be made to the High Court for a direction that section 73(2) (a) shall not apply;

(c)           for the purpose of considering and (if thought fit) approving the Scheme, Parthus shall take the necessary actions to convene the Court Meeting, in accordance with the directions of the High Court;

(d)           following the Court Meeting, the Parties will consult with each other regarding the anticipated timing of the fulfillment of the outstanding conditions of Article VII.  When the Parties agree that fulfillment of the conditions is imminent, Parthus shall present a petition or petitions (the “Petition”) to the High Court to sanction the Scheme under Section 201 of the Irish Companies Act, and to sanction the Capital Reduction and the Capital Repayment and confirming the cancellation of share capital in connection therewith under Section 72 of the Irish Companies Act (together, the “Final Court Orders”) and issue a notice of motion for directions and file any grounding affidavits required requesting the High Court to issue directions in relation to the date to be fixed for the hearing of the Petition and for such further and other orders as the High Court deems fit.  Parthus shall as soon as practicable thereafter proceed with the Petition for the purpose of obtaining the Final Court Orders;

(e)           within 14 days of the making of the Final Court Orders and the satisfaction or waiver of all conditions set forth in Article VII hereof, Parthus shall promptly deliver an office copy of the Final Court Orders and the minute required by Section 75 of the Irish Companies Act for registration to the Companies Registration Office, Dublin, (the “Filing”) (the date of registration of the Final Court Orders as evidenced by the issuance by the Companies Registration Office, Dublin, of a certificate of registration being the “Effective Date”);

(f)            drafts, and final forms, of all documents to be filed with the High Court, including those documents referred to in paragraph (a) to (d) of this Section 6.7, shall be reviewed and approved by Ceva and Ceva’s counsel prior to the filing thereof by Parthus, such approval not to be unreasonably withheld or delayed.  Parthus shall consult with Ceva regarding the conduct of all court proceedings and shall advise Ceva’s counsel of the dates of any hearings;

(g)           Ceva shall be represented in the High Court by solicitors or counsel on the hearing of the Petition and any other hearings, and shall give undertakings, subject to the Scheme becoming effective, that it shall perform those acts to be performed by it pursuant to the Scheme, substantially in the form attached hereto as Exhibit A (with such modifications, additions or conditions as may be necessary as a result of any ruling or direction by the Irish Takeover Panel or as may be agreed by DSP Group and Parthus, in each such case, as approved by the High Court; or as may otherwise by imposed by the High Court);

(h)           DSP Group, Ceva and Parthus agree to be bound by the Scheme and to undertake to the High Court on the hearing of the petition to sanction the Scheme to be bound thereby and to execute and do and to cause to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

6.8           The Scheme.

After the filing of the Final Court Orders as described in Section 6.7(e) above and at the Effective Time of the Combination, Ceva Common Stock will be allotted and issued to the Parthus Shareholders on the register as of 10:00 p.m, Dublin time, on the date immediately preceding the Effective Date, or such earlier time as may be agreed by the Parties (the “Parthus Record Date”) in accordance with the Scheme.

6.9           Cancellation of Listing.

Promptly after the filing of the Final Court Orders, Parthus shall request: (i) Nasdaq to cancel quotation of Parthus ADRs; and (ii) the UKLA to cancel the listing of Parthus Ordinary Shares on the Official List of the UKLA and to cancel the trading of Parthus Ordinary Shares on the LSE’s market for listed securities, such cancellations to become effective at the Effective Time.

6.10         Access to Information.  Each of Parthus, DSP Group and Ceva shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Parthus, DSP Group and Ceva shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal, state or foreign securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request.  Each of Parthus, DSP Group and Ceva will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 6.10 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Scheme.

6.11         Employment Agreements.  Prior to the Effective Time, the employees of Parthus designated on Section 6.11 of the Parthus Disclosure Schedule, and the employees of DSP Group or Ceva set forth on Section 6.11 of the Ceva Disclosure Schedule, shall each execute and deliver to Ceva an Employment Agreement, in a form agreed upon by Parthus and Ceva.

6.12         Legal Approvals and Consents; Third-Party Consents.

(a)           Subject to the terms hereof, Parthus, Ceva and DSP Group shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable; (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Parthus, Ceva or DSP Group or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Combination required under (A) the Securities Act and the Exchange Act, the Irish Takeover Rules, the Listing Rules and any other applicable federal, state or foreign securities laws, (B) the Irish Control Act, (C) any other applicable Antitrust Law, and (D) any other applicable law; and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Parthus, Ceva and DSP Group shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Parthus, Ceva and DSP Group shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, DSP Group, Ceva and Parthus agree that nothing contained in this Section 6.12(a) shall modify or affect their respective rights and responsibilities under Section 6.12(b).

(b)           Subject to the terms hereof, DSP Group, Ceva and Parthus agree, and agree to cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for effecting the Scheme under the Irish Control Act and any other federal, state or foreign law regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”); to respond to any government requests for information under any Antitrust Law; and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Combination or any other transactions contemplated by this Agreement under any Antitrust Law.  The Parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law.  Notwithstanding anything in this Agreement to the contrary, none of DSP Group, Ceva or any of their respective Subsidiaries shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of DSP Group, Ceva, any of their respective affiliates, Parthus or any of the Parthus Subsidiaries, or the holding separate of the Parthus Ordinary Shares or imposing or seeking to impose any material limitation on the ability of DSP Group, Ceva or any of their respective Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Parthus Ordinary Shares; or (ii) take any action under this Section 6.12 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Combination.

(c)           Each of Parthus, Ceva and DSP Group shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Scheme that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Parthus Disclosure Schedule or the Ceva Disclosure Schedule, as the case may be, or (C) required to prevent a Parthus Material Adverse Effect or a Ceva Material Adverse Effect from occurring prior to or after the Effective Time.

6.13         Public Disclosure.  Except as may be required by law, stock market regulations or the Irish Takeover Rules, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Parthus and DSP Group; and (ii) Parthus, Ceva and DSP Group shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the Combination or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

6.14         Irish Control Act.  Pursuant to the Irish Control Act, Ceva shall, on behalf of and in cooperation with the other Parties, submit a joint notification in agreed form to the Minister for Enterprise, Trade and Employment or any other relevant regulatory body prescribed for the time being under the Irish Control Act (the “Minister”) of the transactions contemplated by this Agreement, and the Parties shall respond promptly to all inquiries by the Minister.  Any such responses shall be made only after consultation with and in a form agreed with each other Party.

6.15         Parthus Share Options; Parthus ESPP.

(a)           At the Effective Time, each outstanding Parthus Share Option under the Parthus Share Option Plans, whether vested or unvested, and the Parthus Share Option Plans themselves, insofar as they relate to outstanding Parthus Share Options, shall, as part of the Scheme, be assumed by Ceva and each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Parthus Share Option immediately prior to the Effective Time, a number of shares of Ceva Common Stock equal to the product of (A) the number of Parthus Ordinary Shares (or such Parthus Ordinary Shares underlying any ADS) subject to such option and (B) the Ordinary Allotment Ratio (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the exercise price for each Parthus Ordinary Share purchasable pursuant to such Parthus Share Option immediately prior to the Effective Time, divided by (z) the Ordinary Allotment Ratio.

(b)           As soon as practicable after the Effective Time, Ceva shall deliver to the participants in the Parthus Share Option Plans appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Parthus Share Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.15 after giving effect to the Combination).

(c)           Ceva shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Ceva Common Stock for delivery under the Parthus Share Option Plans assumed in accordance with this Section 6.15.  As promptly as practicable after the Effective Time, Ceva shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Ceva Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)           Parthus shall terminate the Parthus ESPP in accordance with its terms effective as of or prior to the Effective Time.

6.16         Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each Party shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other Party’s prior written consent, which will not be unreasonably withheld or delayed.

6.17         Indemnification.

(a)           For a period of six years from the Effective Time, Ceva shall indemnify and hold harmless each present and former director and officer of Parthus (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parthus would have been permitted under applicable law and its Memorandum and Articles of Association in effect on the date hereof to indemnify an Indemnified Party (and Ceva shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)           For a period of three years after the Effective Time, Ceva shall maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Parthus’ directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Ceva) with coverage in amount and scope at least as favorable to such persons as Parthus’ existing coverage; provided, that in no event shall Ceva be required to expend in excess of 150% of the annual premium currently paid by Parthus for such coverage.

(c)           The provisions of this Section 6.17 are intended to be in addition to the rights otherwise available to the current officers and directors of Parthus by law, memorandum and articles of association, statute or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.18         Notification of Certain Matters.  DSP Group and Ceva shall give prompt notice to Parthus, and Parthus shall give prompt notice to DSP Group and Ceva, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of DSP Group and Ceva or Parthus, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section 6.18 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Combination.

6.19         Headquarters of Ceva.  Immediately following the Effective Time, the headquarters of Ceva shall be located at San Jose, California.

6.20         Management.  Promptly after the Effective Time, Ceva shall take all necessary action to cause to be appointed the individuals named to the positions and with the responsibilities set forth in a memorandum between Ceva and Parthus dated the date hereof.

6.21         Ceva Board.  Promptly after the Effective Time, Ceva shall take all necessary action (a) to cause the number of members of the Ceva Board to be fixed at eight; (b) to cause the persons identified on Section 6.21(i) of the Ceva Disclosure Schedule to be appointed to the Ceva Board and, effective after such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Section 6.21(ii) of the Ceva Disclosure Schedule; (c) to cause the persons identified on Section 6.21 of the Parthus Disclosure Schedule to be appointed to the Ceva Board; and (d) to amend the by-laws of Ceva to establish a management committee (the “Management Committee”) consisting of (1) the Chairman, (2) the Vice Chairman, (3) the Chief Executive Officer and (4) the Executive Vice President for Business Development and Chief Technology Officer; such Management Committee to meet on a regular basis and to be consulted on all material business decisions prior to action being taken thereon.  The parties further agree and undertake that, until the first annual meeting of stockholders of Ceva following the consummation of the transactions contemplated by this Agreement and the Scheme, that upon the death, resignation or renewal of any director appointed by Ceva in accordance with this provision, a replacement shall be designated by the remaining directors designated by Ceva; and that, with respect to the resignation, death or removal of any director chosen by Parthus, a replacement shall be selected by the remaining directors designated by Parthus.

6.22         Future Option Exercises; Chicory Earn-Out Shares.  As part of the Scheme, Parthus shall amend its memorandum and articles of association in the agreed form so as to ensure that, upon (a) the exercise of any Parthus Share Option after the Parthus Record Date or (b) the occurrence of an event after the Parthus Record Date that would result in the issuance of any Chicory Earn-Out Shares, any Parthus Ordinary Shares to be issued shall be transferred to Ceva or its nominees in exchange for a number of shares of Ceva Common Stock equal to the product of (A) the number of (i) Parthus Ordinary Shares (or such Parthus Ordinary Shares underlying any ADS) subject to such option or (ii) the number of such Chicory Earn-Out Shares, as the case may be, and (B) the Ordinary Allotment Ratio (rounded down to the nearest whole number).

6.23         Service Credit.  Following the Effective Time, Ceva will give each Continuing Employee full credit for prior service with DSP Group, any DSP Group Subsidiary, Parthus or the Parthus Subsidiaries for purposes of (i) eligibility and vesting under any Ceva Employee Plans, (ii) determination of benefits levels under any Ceva Employee Plan or policy relating to vacation or severance and (iii) determination of “retiree” status under any Ceva Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Ceva or its Subsidiaries or any Ceva Employee Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the Ceva Employee Plan.

6.24         Employee Communications.  DSP Group, Ceva and Parthus will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Combination or the effects thereof on the employment, compensation or benefits of its employees.

6.25         Section 338 Election.  Parthus and Ceva shall cooperate fully with each other in the making of an election under Section 338 of the Code with respect to the Combination (the “Section 338 Election”) for Parthus and the Parthus Subsidiaries other than those Parthus Subsidiaries that are U.S. entities for U.S. federal income tax purposes.  The allocation of base purchase price, and other relevant items, among the assets of Parthus shall be determined in accordance with Section 338 of the Code and the regulations promulgated thereunder.

6.26         Cooperation on Private Letter Ruling.  Parthus, DSP Group and Ceva shall cooperate fully in the application process for the Private Letter Ruling.  In particular, and not by way of limitation, the parties shall provide such information to each other as is reasonably necessary to complete the application for the Private Letter Ruling.  DSP Group and Ceva shall provide Parthus or its representatives with drafts of all material submissions to the Internal Revenue Service (the “IRS”) prior to delivery of such submissions to the IRS and shall, whenever feasible, include Parthus or its representatives in any in-person or, to the extent reasonably practicable, telephonic meetings with the IRS regarding the Private Letter Ruling.

6.27         Parthus Subsidiaries.  Each of DSP Group, Ceva and Parthus agrees to cooperate in determining whether there are any Tax benefits to Ceva purchasing the United States Subsidiaries of Parthus in connection with the Combination and the structure of such a purchase.

6.28         Representations in Private Letter Ruling Request and Israeli Tax Confirmation.  Each of DSP Group and Parthus agrees that all factual information, representations, or certificates provided by it in connection with the Private Letter Ruling and the Israeli Tax Confirmation shall be true, complete and accurate in all respects.

ARTICLE VII

CONDITIONS TO COMBINATION

7.1           Irrevocable Undertakings.  The obligations of DSP Group and Ceva to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following pre-condition:  Each of the Parthus Shareholders listed on Schedule 7.1 hereto (the “Undertaking Shareholders”) (which schedule sets forth all of the directors and executive officers of Parthus and each beneficial owner of 3.5% or more of the outstanding Parthus Ordinary Shares (in the form of Parthus Ordinary Shares or Parthus ADSs) of which Parthus has knowledge), shall have delivered to DSP Group, no later than 12 p.m., London time on the day of the release of the press release announcing the execution of this Agreement, an irrevocable undertaking in agreed form (an “Irrevocable Undertaking”) pursuant to which such Undertaking Shareholders shall agree to give Ceva a proxy to vote all of the Parthus Ordinary Shares held by Undertaking Shareholders at the Court Meeting and the EGM to effect the Scheme.

7.2           Further Pre-Condition and Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement.  The respective obligations of each party to this Agreement to effect the Combination shall be subject to the satisfaction prior to the Effective Time of the pre-condition set forth in paragraph (a) below and the further conditions set forth in paragraphs (b) through (k) below, any of which may be waived by the Parties acting together:

(a)           Private Letter Ruling and Israeli Tax Confirmation; Ceva Contribution and Ceva Distribution.  DSP Group shall have received the Private Letter Ruling (that contains each of the rulings enumerated in Section 6.2 and that does not impose any materially adverse conditions or qualifications on either DSP Group or Ceva, as the case may be, in the reasonable judgment of

DSP Group or Parthus, respectively) and the Israeli Tax Confirmation, and the Ceva Contribution and Ceva Distribution shall have occurred.

(b)           Shareholder Approvals and High Court Sanction.  Parthus shall have obtained all approvals of the Parthus Shareholders necessary to approve the Scheme (including the Capital Reduction and the Capital Repayment) and all the transactions contemplated hereby, and the High Court shall have sanctioned the Scheme.

(c)           Scheme.  All requisite steps for implementation of the Scheme (including the Capital Reduction and the Capital Repayment) shall have been taken and become unconditional and effective, other than the filing of the Final Court Orders.

(d)           Irish Control Act.  The Minister shall have informed Ceva that he has decided not to make an order under Section 9 of the Irish Control Act in relation to the transactions contemplated by this Agreement, the Minister shall have made a conditional order permitting the transactions contemplated by the Agreement on terms satisfactory to Ceva and Parthus, or the relevant period under Section 6 of the Irish Control Act shall have expired without the Minister having made any order, or, in each such case above, the Minister shall have issued an equivalent decision or determination under any legislative provision amending or replacing any such section or provision.

(e)           Governmental Approvals.  Other than the filing of the evidence of consummation of the Scheme, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Scheme and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Ceva Material Adverse Effect or a Parthus Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Ceva Material Adverse Effect or a Parthus Material Adverse Effect.

(f)            Form 10.  The Form 10 shall have become effective under the Exchange Act or the Parties shall have been advised by the SEC or its staff that the Form 10 will be made effective upon notice that the Ceva Distribution has occurred, and no stop order suspending the effectiveness of the Form 10 shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Form 10 shall have been initiated or threatened in writing by the SEC or its staff.

(g)           Admission to the LSE.  The UKLA shall have agreed to admit the Ceva Common Stock to the Official List of the UKLA and the LSE shall have agreed to admit all of the Ceva Common Stock issued pursuant to the Scheme to trading on the LSE’s market for listed securities.

(h)           Nasdaq Notification.  The listing of the Ceva Common Stock shall have been approved, subject to notices of issuance, by the Nasdaq Stock Market, Inc.

(i)            Agreements Regarding Acquisition of Ceva Common Stock.  Unless otherwise agreed by Ceva, each person or entity which will be a 5% shareholder (within the meaning of Treasury Regulation Section 1.355-7T(k)(5)) of Ceva after the Effective Date shall have entered into an agreement in form and substance satisfactory to the Parties in which such person or entity agrees not to purchase any additional shares of Ceva Common Stock for a period of two years following the Effective Date.

(j)            No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination or the other transactions contemplated by this Agreement or the Scheme.

(k)           No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by DSP Group, Ceva or any of the Ceva Subsidiaries of all or any portion of the business of Parthus or any of the Parthus Subsidiaries or of DSP Group, Ceva or any of their respective Subsidiaries; or to compel DSP Group, Ceva or any of their respective Subsidiaries to dispose of or hold separate all or any portion of the business or assets of Parthus or any of the Parthus Subsidiaries or of DSP Group, Ceva or any of their respective Subsidiaries; (ii) seeking to impose or confirm limitations on the ability of DSP Group, Ceva or any of their respective Subsidiaries effectively to exercise full rights of ownership of the Parthus Ordinary Shares including the right to vote any such shares on any matters properly presented to stockholders; or (iii) seeking to require divestiture by DSP Group, Ceva or any of their respective Subsidiaries of any such shares.

7.3           Additional Conditions to the Obligations of Ceva.  The obligations of Ceva to effect the Combination are subject to the satisfaction on or prior to the Effective Date of each of the following additional conditions, any of which may be waived in writing exclusively by DSP Group and Ceva:

(a)           Representations and Warranties.  The representations and warranties of Parthus set forth in this Agreement and in any certificate or other writing delivered by Parthus pursuant hereto shall be true and correct (i) as of the date of this Agreement (except, in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Effective Date as though made on and as of the Effective Date (except, in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or the Scheme or (z) where the failures to be true and correct (without regard to any materiality, Parthus Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Parthus Material Adverse Effect); and DSP Group and Ceva shall have received a certificate signed on behalf of Parthus by the chief executive officer or the chief financial officer of Parthus to such effect.

(b)           Performance of Obligations of Parthus.  Parthus shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time; and Ceva shall have received a certificate signed on behalf of Parthus by the chief executive officer or the chief financial officer of Parthus to such effect.

(c)           Third Party Consents.  Parthus shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of Parthus Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity), the failure to obtain which, individually or in the aggregate, is reasonably likely to have a Parthus Material Adverse Effect.

(d)           Parthus Certificate.  Parthus shall have executed and delivered to Ceva a certificate in the form attached hereto as Exhibit C.

(e)           Brian Long Certificate.  Brian Long shall have executed and delivered to Ceva a certificate in the form attached hereto as Exhibit D.

(f)            Voting Agreements.  The persons set forth on Schedule 7.3 hereof shall have executed a voting agreement in the form attached hereto as Exhibit E.

7.4           Additional Conditions to the Obligations of Parthus.  The obligation of Parthus to effect the Combination is subject to the satisfaction on or prior to the Effective Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parthus:

(a)           Representations and Warranties.  The representations and warranties of DSP Group and Ceva set forth in this Agreement and in any certificate or other writing delivered by DSP Group and Ceva pursuant hereto shall be true and correct (i) as of the date of this Agreement (except, in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (ii) as of the Effective Date as though made on and as of the Effective Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or the Scheme, or (z) where the failures to be true and correct (without regard to any materiality, Ceva Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Ceva Material Adverse Effect); and Parthus shall have received a certificate signed on behalf of DSP Group and Ceva by the chief executive officer or the chief financial officer of each of DSP Group and Ceva to such effect.

(b)           Performance of Obligations of DSP Group and Ceva.  DSP Group and Ceva shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Effective Time, and Parthus shall have received a certificate signed on behalf of DSP Group and Ceva by the chief executive officer or the chief financial officer of each of DSP Group and Ceva to such effect.

(c)           Third Party Consents.  DSP Group and Ceva shall have obtained (i) all consents and approvals of third parties referred to in Section 4.3(b) of the Ceva Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental

Entity), the failure to obtain which, individually or in the aggregate, is reasonably likely to have a Ceva Material Adverse Effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated and the Scheme may be abandoned at any time prior to the Effective Time, whether before or after approval of the Scheme by the Parthus Shareholders or sanction of the Scheme by the High Court:

(a)           by mutual written consent of Parthus on one hand, and DSP Group and Ceva on the other;

(b)           by Ceva and DSP Group, if the initial condition in Section 7.1 hereof is not satisfied by the time stated in Section 7.1 hereof;

(c)           by either Parthus on one hand, or DSP Group or Ceva on the other, if:

(i)            the transactions contemplated by this Agreement shall not have been completed by December 31, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of such transactions to be consummated by such time;

(ii)           the resolutions required to effect the Scheme or any other resolutions that may be proposed by Parthus at the EGM to effect the transactions contemplated by this Agreement shall not have been adopted at the Court Meeting and/or the EGM (or at an adjournment or postponement thereof) or if the High Court refuses to make the Final Court Orders notwithstanding the adoption of such resolutions;

(iii)          any order or restraint having any of the effects set forth in Section 7.2(j) or (k) hereof shall be in effect and shall have become final and nonappealable; or

(iv)          Parthus enters into a merger, share exchange, scheme of arrangement, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Parthus Board or a committee thereof resolves to do so; provided, however, that Parthus may not terminate this Agreement pursuant to this Section 8.1(c)(iv) unless (a) Parthus has delivered to Ceva a written notice of Parthus’s intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal and (b) three business days have elapsed following delivery to Ceva of such written notice by Parthus, during which time Ceva may propose amendments to the terms of this Agreement to be at least as favorable as such Acquisition Proposal; and provided, further, that Parthus may not terminate this Agreement pursuant to this

Section 8.1(c)(iv) unless, at the end of such three-business-day period, the Parthus Board reasonably believes that the Acquisition Proposal continues to constitute a Superior Proposal.

(d)           subject to the Irish Takeover Rules and in accordance with any ruling or directions of the Irish Takeover Panel, by Parthus, if DSP Group or Ceva shall have breached any of their representations and warranties contained in Article IV hereof, which breach has or is reasonably likely to have a Ceva Material Adverse Effect, or if DSP Group or Ceva shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement; in each case, which breach or failure to perform has not been cured by DSP Group or Ceva, as the case may be, within thirty (30) days following receipt of written notice thereof from Parthus; or

(e)           by DSP Group and Ceva if:

(i)            subject to the Irish Takeover Rules and in accordance with any ruling or directions of the Irish Takeover Panel, Parthus shall have breached any of its representations and warranties contained in Article III hereof, which breach has or is reasonably likely to have a Parthus Material Adverse Effect or Parthus shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement; in each case, which breach or failure to perform has not been cured by Parthus within thirty (30) days following receipt of written notice thereof from Ceva;

(ii)           (x) the Parthus Board or a committee thereof shall have withdrawn or modified in a manner adverse to Ceva its approval or recommendation of the Scheme, the resolution with respect to the Capital Reduction or this Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), (y) the Parthus Board or a committee thereof shall have resolved to take any of the foregoing actions or (z) the Parthus Board fails to reconfirm its recommendation of the Scheme to the Parthus Shareholders within five days after DSP Group and Ceva so request in writing (which five-day period shall be extended for an additional five days if Parthus certifies to DSP Group and Ceva prior to the expiration of the initial five-day period that the Parthus Board is in good faith seeking to obtain additional information regarding its decision to reconfirm its recommendation of the Scheme to the Parthus Shareholders); or

(iii)          Parthus fails to comply with Section 6.7(e).

8.2           Effect of Termination.  The termination of this Agreement by a Party pursuant to the terms of Section 8.1 hereof shall become effective upon delivery to the other Party of written notice thereof.  In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VIII, this Agreement shall become void and have no effect, with no liability on the part of any Party (except as provided in Section 8.3 hereof) or its shareholders, directors or officers in respect thereof, except for agreements which survive the termination of this Agreement, and except, for liability that DSP Group or Ceva, on one hand, or Parthus, on the other, might have to the other Party arising from a breach of this Agreement giving rise to termination of this Agreement in accordance with Sections 8.1(c) or 8.1(d), respectively, or due to the fraudulent or willful misconduct of such Party.

8.3           Fees and Expenses.

(a)           Except as provided in this Section 8.3, whether or not the Combination is completed, Parthus on the one hand and DSP Group and Ceva on the other shall bear their respective expenses incurred in connection with this Agreement, the Scheme and the other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement, the Separation Agreement, the Scheme and the other documents and transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, and the costs, expenses and filing fees incurred in connection with (i) the filings with the High Court and the filing and registration of the Final Court Orders with the Registrar of Companies in Dublin, Ireland, and (ii) any filings under the Irish Control Act.  Any capital issuance duty due in connection with the issuance of new Parthus Ordinary Shares to Ceva in the Scheme will be paid by Ceva.  Notwithstanding the foregoing, it is expressly agreed that Ceva (after the Effective Time) shall bear $2 million of the fees and expenses payable by DSP Group or Ceva in accordance with the first sentence of this Section 8.3(a), and the balance of such fees and expenses shall be borne by DSP Group.

(b)           Notwithstanding any provision in this Agreement to the contrary, if this Agreement if terminated (x) by Parthus on one hand, or DSP Group and Ceva on the other, pursuant to Section 8.1(c)(ii) and if, after the date hereof and prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal occurs, or (y) by DSP Group and Ceva pursuant to Section 8.1(c)(iv), 8.1(e)(i), 8.1(e)(ii) or 8.1(e)(iii) hereof, then, in each case, Parthus shall (without prejudice to any other rights DSP Group and Ceva may have against Parthus for breach of this Agreement), reimburse DSP Group and Ceva upon demand for all out of pocket fees and expenses occurred or paid by or on behalf of DSP Group and Ceva or any of their Affiliates in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking fees, accountants and consultants, up to a maximum aggregate amount of US$3.75 million.

(c)           Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parthus pursuant to Section 8.1(c) hereof, DSP Group and Ceva shall (without prejudice to any other rights Parthus may have against DSP Group or Ceva for breach of this Agreement) reimburse Parthus upon demand for all out of pocket fees and expenses occurred or paid by or on behalf of Parthus or any Affiliate of Parthus in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking fees, accountants and consultants, up to a maximum aggregate amount of US$3.75 million.

(d)           The Parties agree that the obligations contained in Section 8.3(b) and Section 8.3(c) hereof are an integral part of the transactions contemplated by this Agreement and that, without those obligations, Parthus, on the one hand, and DSP Group and Ceva, on the other, would not enter into this Agreement.  Accordingly, if Parthus fails to promptly pay the amounts pursuant to 8.3(b) hereof, or if Ceva fails promptly to pay the amounts due pursuant to Section 8.3(c) hereof (i) the Party failing to so pay shall pay interest on such amounts of the prime rate announced by Citicorp, at its central New York City office, in effect on the date any such amount was required to be made and (ii) if in order to obtain such payment a Party commences a suit or takes other action which results in a judgment or other binding determination against Parthus for the fees and expenses in Section 8.3(b) , Section 8.3(c) or Section 8.3(d) hereof for the fees and expenses of the non-paying Party, such non-paying Party shall also pay to the Party entitled to receive payment, its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with the interest payable under the preceding clause (i).

8.4           Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Combination by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, pre-conditions or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1           DSP Group Guarantee.  Until the Effective Date, DSP Group hereby unconditionally guarantees all payment and performance obligations of Ceva arising under this Agreement, including without limitation Ceva’s payment obligations pursuant to Section 8.3(d) hereof.  DSP Group agrees that Ceva shall not be required to give DSP Group any notice pursuant to this Section 9.1 and that no failure to give any such notice shall discharge or diminish the obligations DSP Group would have under this Section 9.1 if such notice had been given.

9.2           Nonsurvival of Representations, Warranties and Agreements.  The respective representations and warranties of Parthus, DSP Group and Ceva contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.  This Section 9.2 shall have no effect upon any other obligations of the Parties hereto, whether to be performed before or after the consummation of the Combination.

9.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) two business or international days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)           if to Parthus, to

Parthus Technologies plc

32-34 Harcourt Street

Dublin 2, Ireland

Attn: Elaine Coughlan

Telecopy: 353-1-402-5850

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: John A. Burgess, Esq.

Telecopy: 617-526-5000

(b)           if to DSP Group or Ceva, to

DSP Group, Inc. or Ceva, Inc.

5 Shenkar Street

Herzeliya, 46120 Israel

Attn: Eli Ayalon

Telecopy: 972-9-954-1234

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attn: Bruce A. Mann, Esq.

Telecopy: 415-268-7522

Any Party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

9.4           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Effective Date) constitutes the entire agreement among the Parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.5           No Third Party Beneficiaries.  Except as provided in Sections 6.21 and 6.23, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

9.7           Severability.  Any term or provision of this Agreement, including, without limitation, Section 6.1(b), that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.8           Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other parties, it being understood that all Parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.9           Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

9.10         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.  Notwithstanding the foregoing, the mandatory provisions of the Irish Takeover Rules affecting or defining the obligations of Parthus, DSP Group, Ceva, their stockholders or their directors in connection with the transactions contemplated by this Agreement shall apply.

9.11         Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12         Submission to Jurisdiction.  Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.3.  Nothing in this Section 9.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Signature page follows

IN WITNESS WHEREOF, Parthus, DSPG and Ceva have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARTHUS TECHNOLOGIES PLC

By:	/s/ BRIAN LONG
Brian Long
CEO

DSP GROUP, INC.

By:	/s/ ELI AYALON
Eli Ayalon
Chairman and CEO

CEVA, INC.

By:	/s/ ELI AYALON
Eli Ayalon
Chairman

                The undersigned, being the duly elected Assistant Secretary of Ceva, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of Ceva entitled to vote on this Agreement.

/s/ MOSHE ZELNIK
Moshe Zelnik
Assistant Secretary